Exhibit 10.1

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

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EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

by and between

FORTY SEVEN, INC.

and

ONO PHARMACEUTICAL CO., LTD.

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ARTICLE V REGULATORY MATTERS		31

5.1	Overview; Diligence	31
5.2	Regulatory Activities	31
5.3	Regulatory Data and Regulatory Approvals	32
5.4	Rights of Reference	32
5.5	Safety; Adverse Event Reporting	33
5.6	No Harmful Actions	33
5.7	Notification of Threatened Action	33
5.8	Recalls	34
5.9	Sunshine Reporting Laws	34

ARTICLE VI COMMERCIALIZATION		34

6.1	Global Commercialization Strategy	34
6.2	Commercialization in the Respective Territories	35
6.3	Communications	36
6.4	Marketing and Promotional Literature	36
6.5	Diversion	36
6.6	Trademarks	37

ARTICLE VII MANUFACTURING AND SUPPLY		39

7.1	Manufacturing Coordinators	39
7.2	Clinical Supply	39
7.3	Commercial Supply	40
7.4	Related Substances	40
7.5	Delivery.	40

ARTICLE VIII MEDICAL AFFAIRS		41

8.1	Generally	41
8.2	Medical Affairs Plan	41
8.3	Investigator Sponsored Clinical Study	41

ARTICLE IX FINANCIAL TERMS		42

9.1	Upfront Payment	42
9.2	Milestone Payments	42
9.3	Royalties on Net Sales.	43
9.4	Royalty Payments and Reports.	43
9.5	Global Common Costs, Manufacturing Cost and Other Reimbursements	44
9.6	Remittance	45
9.7	Late Payments	45
9.8	Taxes	45
9.9	Records; Audits	46

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ARTICLE X INTELLECTUAL PROPERTY		47

10.1	Inventorship	47
10.2	Ownership.	47
10.3	Disclosure	47
10.4	Invention Assignment	47
10.5	Right to Practice Joint Technology	47
10.6	Prosecution of Patents	48
10.7	Patent Term Extensions in the Ono Territory	50
10.8	Infringement of Patents by Third Parties	51
10.9	Infringement of Third Party Patents in the Ono Territory	53
10.10	Patent Marking	53
10.11	Patent Oppositions and Other Proceedings	53
10.12	Patent Challenge	54

ARTICLE XI CONFIDENTIALITY		54

11.1	Nondisclosure	54
11.2	Authorized Disclosure	55
11.3	Publications	56
11.4	Publicity	56

ARTICLE XII REPRESENTATIONS, WARRANTIES, & COVENANTS		58

12.1	Mutual Representations and Warranties	58
12.2	Forty Seven Representations and Warranties.	58
12.3	Ono Representation, Warranty and Covenant	59
12.4	Limitation on Warranties; No Implied Warranties	60

ARTICLE XIII INDEMNIFICATION AND INSURANCE		60

13.1	Indemnification by Forty Seven	60
13.2	Indemnification by Ono	60
13.3	Indemnification Procedures	61
13.4	Non-Exclusive Remedy	61
13.5	Limitation of Liability	61
13.6	Insurance.	61

ARTICLE XIV TERM AND TERMINATION		62

14.1	Term	62
14.2	Termination for Convenience	62
14.3	Termination for Breach	63
14.4	Termination for Insolvency	63
14.5	Forty Seven Rights upon Termination of the Agreement	63
14.6	Survival	65

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ARTICLE XV DISPUTE RESOLUTION		65

15.1	Disputes	65
15.2	Arising Between the Parties	65
15.3	Binding Arbitration	66
15.4	Patent and Trademark Dispute Resolution	67

ARTICLE XVI OTHER PROVISIONS		67

16.1	Governing Law	67
16.2	Performance Through Affiliates	67
16.3	Force Majeure	67
16.4	Assignment	68
16.5	Severability	68
16.6	Notices	68
16.7	Time of the Essence	69
16.8	Entire Agreement; Amendments	69
16.9	Relationship of the Parties	69
16.10	Waiver	69
16.11	Third Party Beneficiaries	69
16.12	Further Assurances	69
16.13	Counterparts	70
16.14	Anti-Bribery and Anti-Corruption.	70
16.15	Interpretation	70

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EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

This Exclusive License and Collaboration Agreement (this “Agreement”) effective as of July 10, 2019 (the “Effective Date”), is by and between Forty Seven, Inc., a Delaware corporation with an address at 1490 O'Brien Drive, Suite A, Menlo Park, CA 94025, United States (“Forty Seven”), and Ono Pharmaceutical Co., Ltd., a company organized and existing under the laws of Japan, with an address at 8-2, Kyutaromachi 1-chome, Chuo-ku, Osaka 541-8564, Japan (“Ono”).  Forty Seven and Ono may be referred to herein each as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Forty Seven is currently conducting research and development of its proprietary anti-CD47 antibodies, including Hu5F9-G4, for the treatment of cancer and other indications;

WHEREAS, Ono is a pharmaceutical company with experience in research, manufacturing, developing and commercializing pharmaceutical products in and outside Japan;

WHEREAS, Ono wishes to obtain exclusive license and rights to develop, seek regulatory approval for, manufacture, market and sell such anti-CD47 antibodies in the Ono Territory, as more fully described below, and Forty Seven wishes to grant such license and rights to Ono as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1“Adverse Event” means any adverse medical occurrence in a patient or clinical investigation subject to whom a Licensed Antibody is administered and which could but does not necessarily have a causal relationship with such Licensed Antibody, including any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the administration of such Licensed Antibody, whether or not considered related to Licensed Antibody administration.

1.2“Affiliate” means, with respect to a Person, an individual, trust, business trust, joint venture, partnership, corporation, association, or other legal entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a legal entity.

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1.3“Antibody” means any antibody or antigen binding fragment thereof (including any bispecific or multi-specific antibody, single chain antibody or domain antibody) and/or similar antigen binding protein, whether polyclonal, monoclonal, human, humanized, chimeric, murine, synthetic or from any other source.

1.4“Applicable Laws” means any federal, state, local, national, and supra-national laws, statutes, rules, and/or regulations, including any rules, regulations, guidance, guidelines, or requirements of Regulatory Authorities, national securities exchanges, or securities listing organizations, that may be in effect from time to time during the Term and apply to a particular activity hereunder, including laws, regulations, and guidelines governing the import, export, Development, Manufacture, Commercialization of, or Medical Affairs Activities relating to, any Product in or for the applicable jurisdiction.

1.5“ASEAN Countries” means Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, and Vietnam.

1.6“Attack Action” has the meaning set forth in Section 10.11.1.

1.7“Bankruptcy Code” has the meaning set forth in Section 2.11.

1.8“Bankruptcy Laws” has the meaning set forth in Section 2.11.

1.9“Biosimilar Product” means, with respect to a Product sold by Ono (or any of its Affiliates or Sublicensees) in a particular country, any product that (a) (i) is approved for sale in such country in reliance on or by reference to the prior Regulatory Approval of such Product as determined by the applicable Regulatory Authority or (ii) is approved for sale in such country as structurally similar to such Product as determined by the applicable Regulatory Authority; (b) is approved as an interchangeable substitute for such Product in such country; and (c) is sold by a Third Party that is not a Sublicensee of Ono (or any of its Affiliates) and did not acquire such product from a chain of distribution that included any of Ono or any of its Affiliates or Sublicensees.  “Biosimilar Product” includes any biosimilar, follow-on biologic or generic biological product, as those terms are commonly understood under Title VII of the United States Patient Protection and Affordable Care Act (also known as the Biologics Price Competition and Innovation Act), the Hatch-Waxman Act, EU Directive 2004/27/EC, the PFSB/ELD Notification No. 0304007 dated March 4, 2009 and any successor legislation or regulations relating thereto, and all similar foreign legislation with regard to the foregoing.

1.10“[***]” has the meaning set forth in Exhibit D.

1.11“Business Day” means a day that is not a Saturday, Sunday, a day on which banking institutions in Tokyo, Japan, or San Francisco, California, are required by law to remain closed, or a day within Forty Seven’s corporate holidays (for Forty Seven’s obligations) or Ono’s corporate holidays (for Ono’s obligations).

1.12“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31; provided, however that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the first to occur of March 31, June 30, September 30, or December 31 of the calendar quarter in which the Effective Date falls; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

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1.13“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31; provided however, that (a) the first Calendar Year of the Term shall extend from the Effective Date to the first December 31 of the calendar year in which the Effective Date falls; and (b) the last Calendar Year of the Term shall end upon the expiration or termination of this Agreement.

1.14“CD47” means the human transmembrane protein known as Cluster of Differentiation 47, also known as integrin associated protein (IAP).

1.15“[***]” means [***].

1.16“Chairperson” has the meaning set forth in Section 3.2.2.

1.17“[***]” means those Patents set forth in Exhibit A.

1.18“Claims” has the meaning set forth in Section 13.1.

1.19“Clinical Study” means a clinical trial of a Licensed Antibody or Product in humans, including a Phase 1 study, Phase 2 study, Phase 3 study, an Ono post-registration study, a Forty Seven post-registration study or a Global Study.

1.20“Commercialization” means any and all activities undertaken before and after obtaining Regulatory Approval relating specifically to the pre-launch, launch, promotion, marketing, sale, and distribution  (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering a Product to customers) of such Product, including: (a) seeking Pricing Approval for such Product, (b) strategic marketing, sales force detailing, advertising, medical education, and market and product support within the Field, and (c) all customer support, invoicing and sales activities within the Field; but excluding in all cases Medical Affairs Activities.  “Commercialize” means to engage in Commercialization activities.

1.21“Commercialization Plan” has the meaning set forth in Section 6.2.3.

1.22“Commercially Reasonable Efforts” means, with respect to a Party in the performance of its obligations hereunder, (a) where such obligations relate to the Development or Commercialization of a Product, the application by or on behalf of such Party of a level of efforts that a similarly-situated pharmaceutical company which is engaged in the development and commercialization of pharmaceutical or biological products, as the case may be, would apply to such activities in relation to a similar pharmaceutical or biological product owned by it or to which it has exclusive rights, which product is at a similar stage in its development or product life and is of similar market potential and strategic value (in each case as compared to such Product) taking into account efficacy, safety, expected labeling, price, the competitiveness of alternative products in the marketplace sold by Third Parties, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the expected and actual profitability of the product and other relevant factors, based on conditions then prevailing; and (b) with respect to any other obligations, the same level of efforts as such Party would apply if it were performing a similar obligation solely on its own behalf.

1.23“Competing Product” means [***].

1.24“Competing Program” has the meaning set forth in Section 2.10.1.

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1.25“Composition of Matter” means, with respect to a Licensed Antibody, its composition of matter or its molecular structure. It is confirmed that, as of the Effective Date, [***].

1.26“Confidential Information” means all information of a confidential or proprietary nature disclosed by a Party to the other Party under this Agreement, including any such information related to any scientific, clinical, engineering, manufacturing, marketing, financial, or personnel matters relating to a Party, or related to a Party’s present or future products, sales, suppliers, customers, employees, investors, business plans, Know-How, regulatory filings, data, compounds, research projects, work in progress, future developments or business, in all such cases whether disclosed in oral, written, graphic or electronic form, and whether or not specifically marked as confidential or proprietary, where under the circumstances in which such disclosure was made or given the nature of information disclosed, a reasonable person would consider such information confidential; provided, however, that in any event, Confidential Information excludes any information that the receiving Party can show through competent evidence: (a) is known by receiving Party at the time of disclosure, and not through a prior disclosure by or on behalf of the disclosing Party; (b) is or becomes properly in the public domain through no fault of the receiving Party; (c) is subsequently rightfully disclosed to the receiving Party by a Third Party who is not directly or indirectly under an obligation of confidentiality to the disclosing Party; or (d) is developed by the receiving Party independently of, and without reference to or use of, the information received from the disclosing Party.  Confidential Information shall include: (i) the terms and conditions of this Agreement (which shall be both Parties’ Confidential Information); and (ii) Confidential Information disclosed by either Party pursuant to the Confidentiality Agreement.

1.27“Confidentiality Agreement” means the One-Way Non-Disclosure Agreement between the Parties dated February 8, 2017, as amended January 17, 2019.

1.28“Control” means with respect to any Know-How, Patent, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise, to grant a license, sublicense, or other right to or under, such Know-How, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party at the time when such license, sublicense, or other right is first granted hereunder, subject to Section 2.9.2.

1.29“Cover” means, with respect to a Patent and a product, such Patent would (absent a license thereunder or ownership thereof) be infringed by the manufacture, use or sale of such product, provided, however, that in determining whether a claim of a pending Patent application would be infringed, it shall be treated as if issued in the form then currently being prosecuted.  “Covered” and “Covering” shall have correlative meanings.

1.30“CREATE Act” has the meaning set forth in Section 10.6.7.

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1.31“Data” means any and all scientific, technical, test, marketing, or sales data pertaining to any Product that is Controlled by Forty Seven or its Affiliates, or Ono, its Affiliates, and Sublicensees, including research data, clinical pharmacology data, pre-clinical data, non-clinical data, CMC data, clinical data (including clinical data and other related information generated in compliance with standards regulated by the Clinical Data Interchange Standards Consortium / CDISC), Safety Data, clinical study reports, or submissions made in association with an IND or an MAA with respect to any Product.

1.32“Development” means all development activities for the Product that are directed to obtaining Regulatory Approval(s) of the Product, including all non-clinical, preclinical, and clinical testing and studies of the Product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; all development activities for and related to chemical, manufacture and control portion of any MAA; the preparation, filing, and prosecution of any IND or MAA for the Product; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval; and all regulatory affairs related to any of the foregoing.  “Develop” and “Developing” have correlative meanings.

1.33“Development Costs” means, with respect to any Development activities, all costs incurred by or on behalf of either Party, as applicable, that are reasonably and directly allocable to the conduct of such activities and shall consist of the fully burdened internal and external costs actually incurred by each Party, including costs of Product or any comparator drug used in such activities.

1.34“Development Plan” means the Global Development Strategy, the Ono Development Plan, the Forty Seven Development Plan or the Global Study Development Plan, as applicable.

1.35“Divest” means, for purposes of Section 2.10.2, the sale or transfer of rights to the Competing Program to a Third Party such that neither Party nor any of its Affiliates, Sublicensees or Forty Seven Partners have the right to engage, and neither a Party nor any of its Affiliates, Sublicensees or Forty Seven Partners in fact engage, in any management, governance or decision-making activities in connection with such Competing Program. “Divestiture” shall have the correlative meaning.

1.36“[***]” means [***].

1.37“Enrollment Threshold” has the meaning set forth in Section 4.3.1.

1.38“Exchange Rate” means the exchange rate as follows: (a) for Ono’s payment pursuant to Sections 9.1, 9.2.1 and 9.2.2, the exchange rate published by OANDA.com “The Currency Site” under the heading “FxHistory: historical currency exchange rates” at www.OANDA.com/convert/fxhistory as of the applicable payment date, and (b) for Ono’s payment pursuant to Section 9.3, the average of said exchange rate during the relevant calendar month in the relevant Calendar Quarter.

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1.39“Executive Officers” means [***] or his or her designee in case of Forty Seven, and [***] or his or her designee in case of Ono.

1.40“FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.41“Field” means [***].

1.42“First Commercial Sale” means, with respect to a country in the Ono Territory, the first commercial sale under this Agreement by Ono, its Affiliates, or its Sublicensees of any Product to a Third Party, which is not an Affiliate or a Sublicensee of Ono, after obtaining all Regulatory Approval legally required for such sale of the Product from the Regulatory Authority.  For the avoidance of doubt, (i) sales of Products to an Affiliate or Sublicensee of Ono shall not constitute a First Commercial Sale unless such Affiliate or Sublicensee is an end user or prescriber of the Product and (ii) complimentary delivery and delivery at nominal value of the Products for end use or consumption as “named patient sales”, as “compassionate use” or through other “patient access programs” shall not constitute a First Commercial Sale.

1.43“Fiscal Year” means Ono’s fiscal year, which runs from April 1 to March 31.

1.44“[***]” means [***].

1.45“Forty Seven Corporate Marks” has the meaning set forth in Section 6.6.2.1.

1.46“Forty Seven Development Plan” has the meaning set forth in Section 4.1.2.

1.47“Forty Seven Group” has the meaning set forth in Section 13.1.

1.48“Forty Seven Indemnitees” has the meaning set forth in Section 13.2.

1.49“Forty Seven Know-How” means all Know-How owned or Controlled by Forty Seven or its Affiliates as of the Effective Date or during the Term which are necessary or reasonably useful for the research, Development, Manufacture, Commercialization, sale, distribution, importation, exportation, or use of a Licensed Antibody or a Product, excluding (a) any such Know-How to the extent relating to the Composition of Matter or method of manufacturing of any Antibody (or other active ingredient) that is not a Licensed Antibody, and (b) Forty Seven’s interest in any Joint Know-How.  For clarity, such Forty Seven Know-How includes Know-How related to [***].

1.50“Forty Seven Partner” and “Forty Seven Partner Agreement” have the respective meanings set forth in Section 4.4.3.

1.51“Forty Seven Patents” means all Patents, including those set forth in Exhibit B, Controlled by Forty Seven or its Affiliates as of the Effective Date or during the Term which Cover the research, Development, Manufacture, use, sale, distribution, importation, exportation, or Commercialization of the Licensed Antibody or Products in the Field, excluding (a) any such Patent to the extent relating to the Composition of Matter or method of manufacturing of any Antibody (or other active ingredient) that is not a Licensed Antibody and (b) Forty Seven’s interest in any Joint Patents.

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1.52“Forty Seven Manufactured Product” means any Product, other than a Hu5F9-G4 Product, for which Forty Seven has developed a GMP Manufacturing process.  For clarity, a Forty Seven Manufactured Product is limited to such Product as Manufactured using such GMP Manufacturing process.

1.53“Forty Seven Technology” means the Forty Seven Patents, Forty Seven Know-How and Forty Seven’s interest in Joint Technology.

1.54“Forty Seven Territory” means the world other than the Ono Territory.

1.55“GAAP” means generally accepted accounting principles of the United States.

1.56“GCP” means the current standards for clinical studies for pharmaceuticals, as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) guidelines and applicable regulations promulgated thereunder, as amended from time to time.

1.57“Global Commercialization Strategy” has the meaning set forth in Section 6.1.1.

1.58“Global Common Activities” has the meaning set forth in Section 4.3.4.

1.59“Global Common Costs” has the meaning set forth in Section 4.3.4.

1.60“Global Development Strategy” has the meaning set forth in Section 4.1.2.

1.61“Global Development Working Group” has the meaning set forth in Section 3.5.

1.62“Global Medical Affairs Strategy” has the meaning set forth in Section 8.2.

1.63“Global Registration Strategy” has the meaning set forth in Section 5.1.1.

1.64“Global Study” has the meaning set forth in Section 4.3.1.

1.65“Global Study Development Plan” has the meaning set forth in Section 4.3.4.

1.66“Global Study Proposal” has the meaning set forth in Section 4.3.2.

1.67“GLP” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the MHLW and other organizations and Governmental Authorities in countries in which a Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

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1.68“GMP” means all Applicable Laws and guidelines applicable to Manufacture of the Licensed Antibody or Product, including (a) the FD&C Act (21 U.S.C. 321 et seq.); (b) relevant United States regulations in Title 21 of the United States Code of Federal Regulations (including Parts 11, 210, and 211); (c) European Community Directives 2001/83/EC and 2003/94/EC; (d) the EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use, as set out in Volume 4 of the European Commission’s Rules governing medicinal products in the EU; (e) those standards required by the MHLW; (f) ICH, Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; (g) similar standards and Applicable Laws to those in (a) through (f), as are in effect at the time of Manufacture of the Licensed Antibody and/or Product; and (h) all additional Regulatory Authority documents or regulations that replace, amend, modify, supplant or complement any of the foregoing.

1.69“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

1.70“[***]” means [***].

1.71“HHMI” means the Howard Hughes Medical Institute.

1.72“Hu5F9-G4” means the antibody having the protein sequence set forth in Exhibit C.

1.73“Hu5F9-G4 Product” means any Product containing Hu5F9-G4.

1.74“IFRS” means International Financial Reporting Standards.

1.75“Improvement” shall mean (a) any modifications to the structure (including by mutation, conjugation, ligation, post-translational modification or otherwise), or (b) any enhancement or change in the formulation, ingredients, preparation, presentation, means of delivery, dosage, packaging, or manufacture, in each case of (a) and (b) of any Licensed Antibody or Product.

1.76 “IND” means an investigational new drug application filed with the FDA pursuant to 21 CFR 312.20, a clinical trial notification filed with the PMDA, or a corresponding filing required for the clinical testing in humans of a pharmaceutical product, and all amendments and supplements thereto.

1.77“Indemnified Party” has the meaning set forth in Section 13.3.

1.78“Indemnifying Party” has the meaning set forth in Section 13.3.

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1.79“Investigator Sponsored Clinical Study” means a Clinical Study of a Licensed Antibody or Product in the Field that is sponsored and conducted by a physician, physician group or other Third Party not acting on behalf of a Party, its Affiliates, Sublicensees or Forty Seven Partners and who does not have a license from a Party, its Affiliates, Sublicensees or Forty Seven Partners to Commercialize such Licensed Antibody or Product, pursuant to an IND owned by such Third Party, and with respect to which a Party, its Affiliates, Sublicensees or Forty Seven Partners provides clinical supplies of the Licensed Antibody and Product, funding or other support for such Clinical Study.

1.80“Joint Know-How” means any Know-How (other than Forty Seven Know-How or Ono Know-How) that is discovered, made or developed jointly by one or more employees of Forty Seven or its Affiliates (or a Third Party acting on any of their behalf) and one or more employees of Ono or its Affiliates (or a Third Party acting on any of their behalf).

1.81“Joint Patent” means any Patent that is jointly owned by Forty Seven and Ono during the Term which Cover the research, Development, Manufacture, use, sale, distribution, importation, exportation, or Commercialization of the Licensed Antibody or Products in the Field.

1.82“Joint Patent Costs” has the meaning set forth in Section 10.6.3.3.

1.83“Joint Patent Prosecuting Party” has the meaning set forth in Section 10.6.3.1.

1.84“Joint Technology” means the Joint Know-How and the Joint Patents.

1.85“JSC” has the meaning set forth in Section 3.1.

1.86“Know-How” means any non-public knowledge, experience, know-how, technology, information, and data, trade secrets, formulas and formulations, processes, techniques, unpatented inventions, methods, discoveries, specifications, formulations, compositions, materials, ideas, and developments, protocols, test procedures, and results, together with all documents and files embodying the foregoing, but excluding any issued Patents to the extent claiming any of the foregoing.

1.87“Knowledge” means, with respect to a Party, the actual knowledge of any of such Party’s executive officers and employees.

1.88“Liaison” has the meaning set forth in Section 3.6.1.

1.89“Licensed Antibody” means any Antibody Controlled by Forty Seven during Term that specifically binds to CD47, [***] Hu5F9-G4 [***].

1.90“Licensing Party” has the meaning set forth in Section 2.9.2.2.

1.91“[***]” means [***], as applicable.

1.92“[***]” means the [***] and the [***].

1.93“[***]” has the meaning set forth in Exhibit D.

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1.94“[***]” has the meaning set forth in Exhibit D.

1.95“[***]” has the meaning set forth in Section 7.3.1.]

1.96“MAA” means a marketing authorization application or equivalent application (including a new drug application or biological license application), and all amendments and supplements thereto, filed with the applicable Regulatory Authority.

1.97“Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any Product, including oversight and management of vendors therefor.  For avoidance of doubt, Manufacture excludes all development activities for and related to the chemical, manufacture and control portion of an MAA.

1.98“Manufacturing Coordinator” has the meaning set forth in Section 7.1.

1.99“Manufacturing Costs” means, with respect to a particular Licensed Antibody or Product (whether as active pharmaceutical ingredient or finished form) supplied by Forty Seven pursuant to Section 7.2 or 7.3.3: (a) (i) if Forty Seven or its Affiliate Manufactures the applicable Product, the fully-burdened costs for such Manufacture; or (ii) if a Third Party Manufactures such Licensed Antibody or Product, the actual acquisition cost paid by Forty Seven or its Affiliate to such Third Party for the Manufacture of such Licensed Antibody or Product (inclusive of all amounts paid by Forty Seven to such Third Party in connection with such Manufacturing, or for amounts not specific to such Manufacturing run, a reasonable allocation thereof) without mark-up; (b) in each case, the external costs of insurance and transportation for such Licensed Antibody or Product (including any customs charges and fees and taxes assessed for the Ono Territory); and (c) [***].  For clarity, Manufacturing Costs shall [***].  Notwithstanding the foregoing, Manufacturing Costs shall not include costs and expenses incurred for Development activities for and related to chemical, manufacture and control part of an MAA, which shall [***], unless such activities are required solely for the Ono Territory and not the Forty Seven Territory, in which case such costs and expenses shall be included in Manufacturing Costs.  In the case of Manufacturing Costs made in one or more currencies other than US Dollars, the amount of Manufacturing Costs in such other currencies shall be converted into US Dollars in accordance with Forty Seven’s accounting procedure, to the extent reasonable and consistently applied by Forty Seven across all of its products and in accordance with US-GAAP.

1.100“Medical Affairs Activities” means: (a) the coordination of medical information requests and field based medical liaisons with respect to Products commercially launched in any Territory; and (b) those clinical studies conducted in any Territory after Regulatory Approval of a Product has been obtained which are neither intended nor designed to support a Regulatory Filing including medical affairs studies, post marketing studies, and Investigator Sponsored Clinical Studies.

1.101“Medical Affairs Plan” has the meaning set forth in Section 8.2.

1.102“[***] Agreement” has the meaning set forth in Exhibit D.

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1.103“MHLW” means the Japanese Ministry of Health, Labour and Welfare and any successor Governmental Authority having substantially the same function.

1.104“Net Sales” means, with respect to any Product, all gross revenue received by Ono, its Affiliates, or Sublicensees, from the sale, transfer or other disposition of such Product to an end user in the Ono Territory. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of Product, are included in gross revenue, and are separately accounted for):

[***]

Components of Net Sales shall be determined in the ordinary course of business in accordance with IFRS, consistently applied throughout Ono.  For purposes of determining when a sale of any Product occurs for purposes of calculating Net Sales, the sale will be deemed to occur on the date of Ono’s shipment of the Product to the customer or wholesaler.  No deductions will be permitted for commissions paid to individuals or agents, nor for the cost of collections.  For purposes of determining Net Sales, a “sale” shall not include transfers or dispositions, at no cost or below cost, of Products for charitable, pre-clinical, clinical, or regulatory purposes, including for purposes of analytical testing, or for promotional samples or free goods.  Amounts invoiced by Ono or its Affiliates or its Sublicensees for the sale of Products to or among such Affiliates or Sublicensees for resale shall not be included in the computation of Net Sales hereunder.

In the event that Ono sells a Product (a) to a Third Party in a bona fide arm’s length transaction, for material consideration, in whole or in part, other than cash (but excluding, for the avoidance of doubt, consideration in the form of non-financial legal terms and conditions incident to sale), (b) to a Third Party in other than a bona fide arm’s length transaction, or (c) with discounts of Products that are disproportional to the discounts of other products sold by Ono in conjunction with such Products, the Net Sales price for such Product shall be deemed to be the standard invoice price then being invoiced by Ono in an arm’s length transaction with similar customers in the Ono Territory.

If a Product either is sold in the form of a combination product containing both a Licensed Antibody and one or more active ingredient(s) as separate molecular entity(ies) that are not Licensed Antibodies (a “Combination Product”), the Net Sales of such Product for the purpose of calculating royalties and sales-based milestones owed under this Agreement for sales of such Product, shall be determined as follows with respect to the country of sale: [***]

1.105“[***]” has the meaning set forth in Section 2.13.2.

1.106“[***]” has the meaning set forth in Section 2.13.3.

1.107“New Intellectual Property” has the meaning set forth in Section 2.9.2.1.

1.108“[***]” means [***].

1.109“[***]” has the meaning set forth in Section 2.13.2.

1.110“Ono Development Plan” has the meaning set forth in Section 4.1.2.

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1.111“Ono Group” has the meaning set forth in Section 13.2.

1.112“Ono Indemnitees” has the meaning set forth in Section 13.1.

1.113“Ono Know-How” means all Know-How owned or Controlled by Ono during the Term (a) which is necessary or reasonably useful for the research, Development, Manufacture, Commercialization, sale, distribution, importation, exportation or use of a Licensed Antibody or a Product, and (b) which is actually used by Ono or its Affiliates at any time during the Term for research, Development, Manufacture, use, sale, distribution, importation, exportation or Commercialization of a Licensed Antibody or Product for the Ono Territory, excluding (i) any such Know-How to the extent relating to the Composition of Matter or method of manufacturing of any Antibody (or other active ingredient) that is not a Licensed Antibody and (ii) Ono’s interest in any Joint Know-How.

1.114“Ono Patents” means all Patents Controlled by Ono during the Term which Cover the research, Development, Manufacture, use, sale, distribution, importation, exportation, or Commercialization of the Licensed Antibody or the Products in the Field, excluding (a) any such Patent to the extent relating to the Composition of Matter or method of manufacturing of any Antibody (or other active ingredient) that is not a Licensed Antibody and (b) Ono’s interest in any Joint Patents.

1.115“Ono Technology” means the Ono Patents, Ono Know-How and Ono’s interest in Joint Technology.

1.116“Ono Territory” means Japan, South Korea, Taiwan and the ASEAN Countries.

1.117“Opt-In Request” has the meaning set forth in Section 4.3.3.

1.118“Opt-In Period” has the meaning set forth in Section 4.3.3.

1.119“Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings, and patent applications (including provisional patent applications); (b) any renewals, divisions, or continuations (in whole or in part) of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon; and (c) any and all reissues, reexaminations, extensions, supplementary protection certificates, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.120“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

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1.121“Pivotal Trial” means a Clinical Study that is intended to be a basis of Regulatory Approval by the applicable Regulatory Authority and to provide an adequate basis for physician labeling, as described in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding regulations in jurisdictions other than the United States.  Any clinical trial or portion thereof that is designated in the protocol or deemed by a Party or its Affiliates or Sublicensees as Phase 2b or Phase 3 and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product, or a similar Clinical Study prescribed by the relevant Regulatory Authorities shall be deemed to be a Pivotal Trial.

1.122“PMDA” means the Japanese Pharmaceuticals and Medical Devices Agency, or any successor agency thereto.

1.123“Pricing Approval” means the approval, agreement, determination or governmental decision establishing the list price for the Product to be paid by the applicable insurance provider and the individual end-consumer or patient.

1.124“[***]” has the meaning set forth in Section 4.3.4.

1.125“Product” means any pharmaceutical product consisting of or containing a Licensed Antibody, whether dosage form is same or different, whether formulation is same or different, whether mode of administration is same or different, and whether alone or in combination with one or more other therapeutically active ingredients.

1.126“Product Trademark” has the meaning set forth in Section 6.6.1.1.

1.127“Prosecuting Party” has the meaning set forth in Section 10.6.5.

1.128“Recall” has the meaning set forth in Section 5.8.

1.129“Registration Plan” has the meaning set forth in Section 5.1.1.

1.130“Regulatory Approval” means any approval, product and establishment license, registration, or authorization of any Regulatory Authority required for the manufacture, use, storage, import, transport, or Commercialization of a Licensed Antibody or Product in accordance with Applicable Laws, excluding Pricing Approval.

1.131“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the Manufacture, Commercialization, reimbursement, and/or pricing of a Licensed Antibody or Product.

1.132“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights (other than Patent(s)) conferred by any Regulatory Authority with respect to a pharmaceutical product, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, or pediatric exclusivity.

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1.133“Regulatory Filings” means all documentation, correspondence, submissions, and notifications submitted to or received from a Regulatory Authority that are necessary or reasonably useful in order to Manufacture, Develop or Commercialize the Product in the Field.  For the avoidance of doubt, Regulatory Filings include, with respect to each Product, all INDs, MAAs, Regulatory Approvals, and amendments and supplements of any of the foregoing, as well as the contents of any minutes from meetings (whether in person or by audio conference or videoconference) with a Regulatory Authority.

1.134“Responding Party” has the meaning set forth in Section 11.3.1.

1.135“[***]” has the meaning set forth in Section 2.13.1.

1.136“[***]” means [***].

1.137“Royalty Term” has the meaning set forth in Section 9.3.2.

1.138“Safety Data” means Data related solely to any adverse drug experiences and serious adverse drug experience as such information is reportable to Regulatory Authorities.  Safety Data also includes “adverse events”, “adverse drug reactions”, and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.

1.139“SEC” has the meaning set forth in Section 11.4.3.

1.140“[***]” has the meaning set forth in Section 2.13.1.

1.141“[***]” means [***].

1.142“[***]” means [***].

1.143“[***]” has the meaning set forth in Exhibit D.

1.144“[***]” means [***].

1.145“Subcontractor” has the meaning set forth in Section 2.2.2.

1.146“Sublicensee” means either a Third Party or an Affiliate of Ono, in each case which is granted a sublicense by Ono (whether directly or through multiple tiers) to any of the Forty Seven Technology to Develop, use, Manufacture, have Manufactured, sell, offer for sale, distribute, import and export or otherwise Commercialize the Licensed Antibody and the Product in the Field in the Ono Territory pursuant to Section 2.2.1.  For clarity, “Sublicensee” excludes any Subcontractor.

1.147“Submitting Party” has the meaning set forth in Section 11.3.1.

1.148“Sunshine Reporting Laws” has the meaning set forth in Section 5.9.

1.149“[***]” has the meaning set forth in Exhibit D.

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1.150“Tax” or “Taxes” means (a) any taxes, assessments, fees, including income, profits, gross receipts, net proceeds, sales, alternative or add on minimum, ad valorem, turnover, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of the operation of law or any express obligation to indemnify any other person.

1.151“Tax Residence Certificate” has the meaning set forth in Section 9.8.3.

1.152“Technology Transfer Completion” has the meaning set forth in Section 7.3.1.

1.153“Term” has the meaning set forth in Section 14.1.

1.154“Territory” means Ono Territory or Forty Seven Territory, as applicable.

1.155“Third Party” means a Person other than Ono, Forty Seven, or their respective Affiliates.

1.156“Upstream Agreements” means the agreements listed in Exhibit D, as such agreements may be amended from time to time.

1.157“Upstream Licensor” means a counterparty to an Upstream Agreement or such counterparty’s licensor (directly or indirectly) of any of the Forty Seven Patent or Forty Seven Know-How.

1.158“Valid Claim” means: (a) a claim of an issued and unexpired Patent included within the Forty Seven Patents, which has not been permanently revoked or declared unenforceable or invalid by an unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise; or (b) a claim of a pending patent application included within the Forty Seven Patents, which claim has not been cancelled, withdrawn or abandoned, nor been pending for more than [***] from the earliest filing date to which such patent application or claim is entitled.

1.159“Withholding Tax Action” has the meaning set forth in Section 9.8.5.

1.160“Working Group” has the meaning set forth in Section 3.5.

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ARTICLE II
LICENSES

2.1License Grant to Ono.

2.1.1Subject to the terms and conditions of this Agreement, Forty Seven hereby grants to Ono an exclusive license (or sublicense, as applicable), with the right to sublicense through multiple tiers (subject to Section 2.2), under the Forty Seven Technology to research, Develop, use, Manufacture, have Manufactured, sell, offer for sale, distribute, import and export or otherwise Commercialize the Licensed Antibodies and the Products in the Field in the Ono Territory.

2.1.2Upon Ono’s reasonable request in writing and solely with Forty Seven’s prior written consent on a case-by-case basis, not to be unreasonably withheld, delayed or conditioned, Forty Seven shall grant to Ono, subject to the terms and conditions of this Agreement, a non-exclusive, royalty-free license (or sublicense, as applicable), under the Forty Seven Technology to Manufacture or have Manufactured the Licensed Antibodies and the Products in the Forty Seven Territory solely for Development and Commercialization in the Field in the Ono Territory.

2.1.3Upon Ono’s reasonable request in writing, Forty Seven shall grant to Ono, subject to the terms and conditions of this Agreement, a non-exclusive, royalty-free license (or sublicense, as applicable), under the Forty Seven Technology to conduct non-clinical testing of the Licensed Antibodies and/or the Products, including process research, in countries in the Forty Seven Territory solely for Development and Commercialization in the Field in the Ono Territory.

2.2Sublicensing by Ono.

2.2.1Subject to the terms and conditions of this Agreement, Ono shall have the right to sublicense the rights granted to it under Section 2.1 to:

2.2.1.1any of its Affiliates without Forty Seven’s consent, provided that (a) Ono provides Forty Seven with prior notice of the name of the Affiliate and the rights to be sublicensed, and (b) any such sublicense granted by Ono to an Affiliate shall terminate if (i) such entity is no longer an Affiliate of Ono and (ii) Ono or such entity does not obtain Forty Seven’s prior written consent to continue such sublicense, which consent shall not be unreasonably withheld, delayed or conditioned; and

2.2.1.2Third Parties solely with the prior written consent of Forty Seven, except as set forth in Section 2.2.2;

provided that, for any sublicense granted by Ono under this Section 2.2.1, (a) such Affiliate or Third Party shall agree in writing to comply with the terms and conditions of this Agreement that are applicable to activities by such Affiliate and Third Party under such sublicense; (b) Ono shall remain fully liable for the performance of such Affiliate and Third Party in connection with this Agreement; and (c) Ono shall provide Forty Seven with a copy of each agreement with any Third Party pursuant to which a sublicense is granted pursuant to this Section 2.2.1, from which Ono may redact any terms unrelated to this Agreement.

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2.2.2Subject to the terms and conditions of this Agreement, Ono shall have the right to sublicense the rights granted to it under Section 2.1 to Third Parties that (a) are solely performing services on behalf of, or for the benefit of, Ono or its Affiliates or Sublicensees in connection with Ono’s or its Affiliates’ or Sublicensees’ efforts to Develop, use, Manufacture, have Manufactured, sell, offer for sale, distribute, import and export or otherwise Commercialize the Licensed Antibodies and the Products in the Ono Territory (or in the Forty Seven Territory, to the extent permitted pursuant to Sections 2.1.2 and 2.1.3) in accordance with the terms of this Agreement, including for example, academic institutions, clinical trial sites, investigators, contract research organizations, Third Party Manufacturers, co-promotion partner or any similar independent contractors, and (b) in each case, are not granted any rights to use such sublicensed rights for any other purposes and will obtain no rights to any Licensed Antibody or Product in connection with the exercise of such sublicensed rights (each such Third Party, a “Subcontractor”), provided that any such sublicense shall be made pursuant to a written agreement that is consistent with this Agreement, including the intellectual property and confidentiality provisions hereof. Ono shall identify its Subcontractors to Forty Seven upon request by Forty Seven.

2.3Forty Seven Retained Rights. Forty Seven hereby expressly retains, for itself and its Affiliates and Forty Seven Partners:

2.3.1the rights under the Forty Seven Technology to exercise its rights and perform its obligations under this Agreement and the Upstream Agreements, whether directly or through one or more Affiliates or licensees (other than Ono) or subcontractors, including Forty Seven’s obligations to Manufacture and supply Hu5F9-G4 Product and Forty Seven Manufactured Product;

2.3.2the rights to Manufacture and have Manufactured the Licensed Antibodies and Products (and to perform and have performed Development activities related to such Manufacturing) in the Ono Territory, solely for Development and Commercialization in the Forty Seven Territory and fulfillment of its obligations to Manufacture and supply Hu5F9-G4 Product and Forty Seven Manufactured Product; and

2.3.3all rights to practice, and to grant licenses, under the Forty Seven Technology outside of the scope of the licenses granted in Section 2.1, and the exclusive right to practice the Forty Seven Patents and Forty Seven Know-How worldwide with respect to compounds and products other than the Licensed Antibodies and Products.

2.4Licenses to Forty Seven.

2.4.1Ono hereby grants to Forty Seven, subject to the terms and conditions of this Agreement, an exclusive, royalty-free license, with the right to sublicense through multiple tiers, under the Ono Technology to use, research, Develop, Commercialize, Manufacture, have Manufactured, import, export and otherwise exploit the Licensed Antibodies and Products in the Forty Seven Territory.

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2.4.2Ono hereby grants to Forty Seven, subject to the terms and conditions of this Agreement, a non-exclusive, royalty-free license, with the right to sublicense through multiple tiers, under the Ono Technology to Manufacture, have Manufactured and import the Licensed Antibodies and Products (and to perform and have performed Development activities related to such Manufacturing) in the Ono Territory, solely in connection with the performance of its obligations and exercise of its rights hereunder, including fulfillment of its obligations to Manufacture and supply Hu5F9-G4 Product and Forty Seven Manufactured Products.

2.5No Implied License.  Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

2.6Ono Covenants.

2.6.1Ono covenants that, during the Term, it shall not practice any Forty Seven Technology outside the scope of the licenses expressly granted by Section 2.1.  All Know-How and materials disclosed or provided under this Agreement by or on behalf of Forty Seven shall be used by Ono solely for the purposes of performing its obligations or exercising the licenses and rights expressly granted herein.

2.6.2Ono covenants that, during the Term, it shall not and shall cause its Affiliates and Sublicensees not to (a) Develop or Manufacture any Product in the Forty Seven Territory, except to the extent permitted under Sections 2.1.2 and 2.1.3, (b) Commercialize or conduct Medical Affairs Activities for any Product in the Forty Seven Territory, or (c) knowingly assist any Third Party in undertaking any activity described in subclause (a) or (b) above. For clarity, the foregoing shall not prevent Ono or its Affiliates or Sublicensees from filing for and prosecuting  Regulatory Approval in the Forty Seven Territory for one or more products (which shall not be  Product(s) or Competing Product(s)) to be used in combination with a Licensed Antibody (including by cross-referencing an IND or MAA with respect to such Licensed Antibody in accordance with Section 5.4) and Commercializing and conducting Medical Affairs Activities for such product in the Forty Seven Territory for use in combination with such Licensed Antibody, provided that Ono and its Affiliates and Sublicensees shall not conduct any other Development activity with respect to such Licensed Antibody (including conducting any Clinical Study with such Licensed Antibody in the Forty Seven Territory) other than the non-clinical testing of the Licensed Antibodies and/or the Products as permitted under Ono’s license rights set forth in Section 2.1.3, without Forty Seven’s prior written consent, not to be unreasonably withheld, delayed or conditioned.

2.6.3[***].

2.7Forty Seven Covenants.

2.7.1Forty Seven hereby covenants that, during the Term, it shall not practice any Ono Technology that is outside the scope of the license expressly granted by Section 2.4.  All Know-How or materials disclosed or provided under this Agreement by or on behalf of Ono shall be used by Forty Seven solely for the purposes of performing its obligations or exercising the licenses and rights expressly granted herein.

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2.7.2Forty Seven hereby covenants that, during the Term, it shall not and will cause its Affiliates and Forty Seven Partners not to (a) Develop any Product in the Ono Territory, except to the extent permitted under Forty Seven’s retained rights set forth in Section 2.3; (b) Commercialize or conduct Medical Affairs Activities for any Product in the Ono Territory; or (c) knowingly assist any Third Party in undertaking any activity described in subclause (a) or (b) above.  For clarity, the foregoing shall [***], provided that Forty Seven and its Affiliates and Forty Seven Partners shall [***].

2.7.3[***].

2.7.4Forty Seven hereby covenants that it shall not (i) terminate any Upstream Agreement to the extent relating to any Licensed Antibody or Product in the Ono Territory,  (ii) assign any Upstream Agreement or any obligation of Forty Seven thereunder, except in connection with an assignment of this Agreement in its entirety pursuant to Section 16.4, or (iii) change any  term and condition of any Upstream Agreement that is expected to adversely impact Ono’s exercise of its license rights granted in Section 2.1.1 (it being confirmed that [***]), in each of case (i), (ii) or (iii), without the prior written consent of Ono, not to be unreasonably withheld, delayed or conditioned.

2.7.5Forty Seven hereby covenants that it shall use Commercially Reasonable Efforts to [***].

2.8Upstream Agreements.

2.8.1To the extent that any rights granted to Ono under this Agreement are Controlled by Forty Seven pursuant to an Upstream Agreement, (a) such rights are subject to the terms and conditions of such Upstream Agreement, and (b) Ono agrees to comply with such terms and conditions.

2.8.2Without limiting the generality of Section 2.8.1:

2.8.3Ono acknowledges that any sublicense granted to Ono under the [***], unless otherwise agreed in writing by [***]. Ono further acknowledges that any further sublicense of such rights to a Third Party, including contract manufacturers, is limited to certain Third Parties approved by [***], and shall not purport to grant any such sublicense to any Third Party that has not been approved by [***].

2.8.4Solely to the extent that Ono (or its Affiliate or Sublicensee) elects to [***], Ono hereby grants (and will cause such Affiliate or Sublicensee to grant) to Forty Seven such rights [***].

2.8.5[***].

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2.9Third Party Agreements

2.9.1Existing Intellectual Property. Each Party shall be solely responsible for any and all amounts due to any Third Party under any agreement entered into by and between such Party or its Affiliates and such Third Party prior to the Effective Date relating to such Party’s and its Affiliates’ intellectual property due to the other Party’s use of such intellectual property in accordance with this Agreement.

2.9.2New Intellectual Property.

2.9.2.1If a Party identifies during the Term any intellectual property of a Third Party (a) directed to one or more Licensed Antibodies or Products in the Territory that (i) is necessary or useful for Manufacture, use or Commercialization of a Licensed Antibody or Product and (ii) is not Controlled by either Party, or (b) relates to any anti-CD47 Antibody (the intellectual property described in subclauses (a) and (b), “New Intellectual Property”), then such Party promptly shall notify the other Party through appropriate working group established by the JSC hereof in writing prior to acquiring or obtaining license under such New Intellectual Property.  In such event, Forty Seven shall have the first right to acquire or obtain a world-wide license to such intellectual property and to negotiate the terms and conditions for acquisition of or obtaining license under such New Intellectual Property, but shall keep Ono reasonably informed of such negotiations in a timely manner and duly consider Ono’s comments with respect thereto. In the event that Forty Seven elects not to acquire or obtain license under such New Intellectual Property or fails to acquire or obtain license under such New Intellectual Property within [***] following the initial notice mentioned in this Section, then Ono may proceed to acquire or obtain license under such New Intellectual Property.

2.9.2.2If a Party (the “Licensing Party”) acquires or obtains rights (whether by license or acquisition) under any New Intellectual Property from a Third Party pursuant to Section 2.9.2.1 that is subject to royalty, milestone or other payment obligations to such Third Party with respect to the exercise of such rights in the other Party’s Territory, then the Licensing Party shall so notify such other Party and shall disclose to such other Party a true, complete and correct written description of such payment obligations. If such other Party agrees in writing to reimburse the Licensing Party for a reasonable portion (as mutually agreed by the Parties in writing)  of any upfront fee, milestone payments, royalties or other amounts (A) due to such Third Party by reason of the acquisition by, grant to, or exercise by or under the authority of, the non-Licensing Party of such rights with respect to such New Intellectual Property and (B) that are paid or owing by the Licensing Party in connection therewith, the rights to such New Intellectual Property shall be deemed included in the Forty Seven Technology (where Forty Seven is the Licensing Party) or Ono Technology (where Ono is the Licensing Party); provided, however, that the non-Licensing Party’s obligation to reimburse such amounts shall be limited to those payment obligations as disclosed by the Licensing Party pursuant to the first sentence of this Section 2.9.2.2.  For clarity, if the non-Licensing Party does not agree in writing to reimburse the Licensing Party for such amounts as set forth above, then the applicable New Intellectual Property shall not be included in the Forty Seven Technology or Ono Technology, as applicable, hereunder.

2.9.2.3The Licensing Party shall notify the other Party in writing within [***] of acquiring or licensing any New Intellectual Property, which notice shall specify the applicable terms and conditions, including any payments therefor .

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[***]

2.10[***].

2.11Rights in Bankruptcy.  All licenses and similar use rights granted under or pursuant to any Section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), and of any comparable or similar laws and regulations in any other country or jurisdiction (collectively, such laws and regulations with the Bankruptcy Code, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties agree that the applicable Party, as licensees or sublicensees of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the applicable Bankruptcy Laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the applicable Bankruptcy Laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property (including supporting materials such as files relating to prosecution or enforcement), which, if not already in such other Party’s possession, will be promptly delivered to it upon its written request thereof.  Any agreements supplemental to this Agreement will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code and all similar provisions of the other Bankruptcy Laws.

2.12Subcontractors.  Either Party may engage Third Party subcontractors in the performance of its obligations or exercise of its rights hereunder, subject to Section 2.2.2, provided that the activities of any such Third Party subcontractors will be considered activities of such Party under this Agreement.  The subcontracting Party will be responsible for ensuring compliance by each such Third Party subcontractor with the terms of this Agreement, as if such Third Party were such Party hereunder, and shall remain directly liable to the other Party for any non-compliance with this Agreement by such Third Party subcontractors.

2.13[***]

ARTICLE III
GOVERNANCE

3.1JSC; Formation and Purpose.  Within [***] of the Effective Date, the Parties will establish a joint steering committee (the “JSC”) to provide strategic oversight and facilitate communication with respect to the Development, Manufacturing, and Commercialization under this Agreement with respect to the Licensed Antibodies and Products in the Field.  The Parties anticipate that the JSC will not be involved in day-to-day implementation of such activities under this Agreement. Except as otherwise provided herein, the role of the JSC will be to:

3.1.1coordinate the management and implementation of the Parties’ Manufacturing, Development (including regulatory matters), Commercialization and Medical Affairs Activities under this Agreement;

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3.1.2ensuring harmonization of the Development and Commercialization strategy for the Licensed Antibodies and Products in the Ono Territory and the Development and Commercialization strategy for the Licensed Antibodies and Products in the Forty Seven Territory;

3.1.3review and provide comments with respect to the Development and Commercialization strategy of (a) Forty Seven, its Affiliates and/or licensees in the Forty Seven Territory and (b) Ono, its Affiliates and/or Sublicensees in the Ono Territory, and any material updates or amendments thereto, including those recommended by the Global Development Working Group;

3.1.4review, coordinate, and discuss the overall strategy for seeking Regulatory Approval of the Products in the Field in the Parties’ respective Territories;

3.1.5review either Party’s Global Study Proposal pursuant to Section 4.3.2;

3.1.6review, discuss, and oversee the conduct of the Development Plans and Commercialization Plans, including any amendments or revisions thereto;

3.1.7review relevant Data (including clinical data) and market metrics (e.g., sales, market share and prescriber perceptions) to track the progress toward goals set forth in the Development Plans, Medical Affairs Plans and Commercialization Plans;

3.1.8review and coordinate forecasting of Ono’s expected requirements for Hu5F9-G4 Product and Forty Seven Manufactured Products and discuss any supply chain issues;

3.1.9review progress reports provided by Forty Seven with respect to Development activities by Forty Seven, its Affiliates and/or licensees, and by Ono with respect to its Development activities by or on behalf of Ono;

3.1.10oversee the Manufacturing and supply relationship between the Parties with respect to Manufacture of Hu5F9-G4 Product and Forty Seven Manufactured Product in connection to Forty Seven’s supply obligations set forth in Sections 7.2 and 7.3;

3.1.11providing a forum for the Parties to discuss Commercialization of Products in the Field worldwide, including coordination regarding Products positioning and messaging, key opinion leader relationship management, Medical Affairs Activities, and marketing and promotional materials for each Territory;

3.1.12oversee the Global Development Working Group and create and oversee any subcommittees or other working groups as the JSC may deem appropriate;

3.1.13address any issues expressly delegated to the JSC under this Agreement; and

3.1.14performing such other activities as the Parties determine to be the responsibility of the JSC.

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3.2Membership and Procedures.

3.2.1Membership.  Promptly after the Effective Date, each Party will designate three (3) representatives with appropriate expertise to serve as members of the JSC.  Each Party may replace its representatives on the JSC at any time upon written notice to the other Party.

3.2.2Chairperson.  The JSC shall be co-chaired, with one (1) member of the JSC designated by Forty Seven and one (1) member of the JSC designated by Ono (the “Chairperson”), who will be responsible for organizing meetings, including, if feasible, ensuring that objectives for each meeting are set and achieved.  Either Party shall have the right to change its Chairperson by written notice to the other Party.  Responsibility for running each meeting of the JSC will alternate between the Chairpersons from meeting to meeting, with Forty Seven’s Chairperson running the first meeting.

3.2.3Meetings.  Until the [***] of the First Commercial Sale of the first Product in the Ono Territory, the JSC will hold meetings no less frequently than twice per Calendar Year during the Term.  Thereafter, the JSC will hold meetings no less frequently than once per Calendar Year.  Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating.  The JSC may meet either (a) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (b) by audio or video teleconference, provided that at least one (1) meeting per Calendar Year shall be held in person with the location to alternate between Forty Seven’s and Ono’s offices, with the first such meeting to be held at Forty Seven’s offices.  With the prior consent of the other Party’s representatives (such consent not to be unreasonably withheld or delayed), each Party may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants shall have no vote and shall be subject to the confidentiality provisions set forth in Article XI.  Additional meetings of the JSC may also be held with mutual agreement of the Parties, or as required under this Agreement, and neither Party will unreasonably withhold, delay or condition its consent to hold such an additional meeting.

3.2.4Limitation of Authority.

3.2.4.1The JSC and its subcommittees will have only such powers as are specifically delegated to it hereunder and will not be a substitute for the rights of the Parties.  Without limiting the generality of the foregoing, neither the JSC nor any of its subcommittees will have any power to amend this Agreement, waive compliance with any obligation hereunder or determine whether any breach hereunder has occurred.

3.2.4.2For clarity, the JSC does not have the authority to commit Forty Seven to conduct or complete any activity of Forty Seven or its Affiliates or Forty Seven Partners set forth in any Development Plan, which activities are included for informational purposes only.

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3.3Decision-Making.

3.3.1The JSC will make good faith efforts to make all decisions on matters before it by consensus.  Subject to the terms of this Section 3.3, actions to be taken by the JSC shall be taken only following a unanimous vote, with each Party’s representatives collectively having one (1) vote on behalf of such Party.  For each meeting of the JSC, the attendance of at least one (1) representative of each Party shall constitute a quorum.  Action on any matter may be taken at a meeting, by teleconference, videoconference or by written consent. If the JSC fails to reach unanimous consent on a particular matter within [***] of a Party having requested a formal vote on such matter (or, if such matter is urgent, within [***] of such request), then either Party may submit such matter for resolution to the Executive Officers pursuant to Section 15.2, subject to Section 3.3.2.

3.3.2If the JSC is unable to reach a decision by unanimous vote pursuant to Section 3.3.1 and the Executive Officers cannot unanimously agree on such matter within [***] of such matter being submitted to them pursuant to Section 3.3.1 (or, if such matter is urgent, within [***] of such request), then, such dispute shall be subject to this Section 3.3.2:

[***].

3.3.3Notwithstanding the foregoing, neither Party shall have the right to use its deciding vote in Section 3.3.2 to decide on any of the following matters, which shall be mutually agreed to by the Parties:

(a)the feasibility of a Clinical Study as a Global Study pursuant to Section 4.3.2;

(b)any matter that would conflict with a Global Study Development Plan (provided that, to the extent that a Global Study Development Plan would require a Party to take or refrain from any action in a manner that would constitute a violation of Applicable Laws, the foregoing shall not require such Party to take or refrain from such action);

(c)any matter that would materially adversely impact the safety, commercial value or reputation of the Product in the other Party’s Territory;

(d)the imposition of any requirements on the other Party to undertake obligations beyond those for which it is responsible, or to forgo any of its rights, under this Agreement;

(e)the imposition of any requirements that the other Party take or decline to take any action that would result in a violation of any Applicable Laws or any agreement with any Third Party or the infringement of intellectual property rights of any Third Party;

(f)any matter that would excuse such Party from any of its obligations under this Agreement; or

(g)modifying the terms and conditions of this Agreement, including taking any action to expand or narrow the responsibilities of the JSC.

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3.3.4Notwithstanding anything to the contrary set forth herein,

(a)the decision-making Party shall make its decision in good faith, subject to the terms and conditions of this Agreement;

(b)in no event may the decision-making Party unilaterally determine that it has fulfilled any obligations hereunder or that the non-deciding Party has breached any obligations hereunder; and

(c)each Party may not make a decision that would cause the other Party to be in breach of a provision of any Upstream Agreement.

3.4Expenses.  Each Party will be responsible for all of its own travel and other costs and expenses for its respective members, designees, and non-member invitees to attend meetings of, and otherwise participate on, the JSC and any subcommittees or working groups.

3.5Working Groups.  Upon mutual agreement, the Parties may establish other committees or working groups (each, a “Working Group”) as they deem appropriate.  These Working Groups shall report to the JSC depending on the subject matter of such Working Group’s oversight.  Each Working Group shall have equal number of representatives from each Party.  Working Group may be established on an ad hoc basis for purposes of a specific project.  In no event shall the authority of a Working Group exceed that of the JSC.  The Parties agree to the establishment of a global development working group (the “Global Development Working Group”) after the Effective Date. The Global Development Working Group shall share and exchange enough information on such matters reasonably in advance of planned JSC meetings so that the JSC members may make enough preparation and have discussion in efficient and effective manner.

3.6Liaison.

3.6.1Promptly after the Effective Date, each Party shall appoint an individual who shall be an employee of such Party having appropriate qualification and experience to act as the liaison for such Party (the “Liaison”).  Each Liaison shall be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Term.  The Liaison will ensure communication to the JSC of all relevant matters raised at any joint subcommittees or working groups.  Each Liaison shall be permitted to attend meetings of the JSC as a non-voting participant.  The Liaison shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder.  Each Party may replace its Liaison with an alternative employee at any time in its sole discretion with prior written notice to the other Party. Each Liaison shall be charged with creating and maintaining a collaborative work environment within the JSC and its subcommittees.  Each Party will be responsible for all of its own costs with respect to its Liaison.

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3.6.2The Liaisons shall be responsible for (i) scheduling meetings of the JSC, (ii) preparing and circulating an agenda in advance of each JSC meeting and (iii) acting as secretary at each JSC meeting and preparing the draft minutes of such JSC meeting, which shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC.  Within [***] after each JSC meeting, the drafting Liaison shall provide the draft minutes to the other Liaison for review and comment.  The minutes shall be finalized by approval of all the members of JSC.  Beginning with Forty Seven’s Liaison, such responsibilities shall alternate between the Liaisons on a meeting-by-meeting basis after each JSC meeting of the applicable committee.

3.7Discontinuation of the JSC.  The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  The JSC shall continue to exist until the first to occur of: (a) the date when the Parties mutually agree to disband the JSC, and (b) the date when either Party provides written notice to the other Party of its intention to disband and no longer participate in the JSC.  Once the Parties mutually agree or either Party has provided the other Party with such written notice to disband the JSC, the JSC shall have no further obligations under this Agreement; provided, however, that the Parties may re-establish the new JSC after the disbandment of the former one upon the request of either Party. After the disbandment of the JSC, each Party shall designate a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the Liaison, and decisions of the JSC shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.  In the event the JSC is disbanded as provided above, any decisions that are designated under this Agreement as being subject to the review, discussion or decision-making of the JSC shall be subject to the review, discussion or decision-making of the Parties directly.

ARTICLE IV
DEVELOPMENT

4.1Overview.

4.1.1Diligence.

4.1.1.1As between the Parties, Ono shall be solely responsible and shall have sole discretion and control (at Ono’s sole cost and expense) for all preclinical, clinical, and other Development activities (including regulatory activities) with respect to Products in the Ono Territory. Ono shall use Commercially Reasonable Efforts to Develop the Licensed Antibodies and Products and obtain Regulatory Approval for the Products in the Field in each country in the Ono Territory.  Without limiting the generality of the foregoing, Ono shall use Commercially Reasonable Efforts to conduct its Development activities under and in accordance with the Ono Development Plan.

4.1.1.2As between the Parties, Forty Seven shall be solely responsible and shall have sole discretion and control (at Forty Seven’s sole cost and expense) for all preclinical, clinical, and other Development activities (including regulatory activities) with respect to Products in the Forty Seven Territory.

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4.1.2Development Plans. Forty Seven shall prepare and present at the first JSC meeting for discussion a global development strategy that sets forth the high-level objectives and strategy (e.g., priority of target indications/tumor types) for the Development of Licensed Antibodies and Products worldwide (such strategy, and any amendments thereto, the “Global Development Strategy”). Within [***] following the Effective Date, each Party will be responsible for preparing a plan containing the strategy, activities and timeline for the Development of the Licensed Antibodies and Products in its respective Territory (as updated pursuant to this Section 4.1.2, the “Ono Development Plan” and “Forty Seven Development Plan”).  Each Party’s Development Plan shall include a planning horizon of [***] for all Clinical Studies and other Development activities with respect to the Licensed Antibodies and Products that are planned or are being conducted by such Party in its respective Territory, and to the extent reasonably practicable and subject to Section 3.3.2, be aligned with the Global Development Strategy.  Each Party will deliver to the JSC an update of the relevant sections of its Development Plan no less frequently than [***] per Calendar Year during the Term.  Subject to Section 4.1.1, Ono will be solely responsible for all decisions regarding the day-to-day conduct of Development within the Ono Territory.  Subject to Sections 3.2.4.2 and 4.3.5, Forty Seven will be solely responsible for all decisions regarding the day-to-day conduct of Development within the Forty Seven Territory.

4.1.3Review of Clinical Study Protocols; Updates.  Each Party shall provide to the other Party directly, or through the JSC, with a reasonable opportunity to review and comment upon a draft protocol synopsis for each of the Clinical Studies occurring within its respective Territory and conducted by or on behalf of it and the summary of any material modification of such draft protocol synopsis.  Each Party shall provide regular updates to the JSC regarding the Development of Licensed Antibodies and Products in its respective Territory.

4.2Development in the Respective Territories.

4.2.1Forty Seven shall be solely responsible and shall have sole discretion and control (at Forty Seven’s sole cost and expense) for all non-clinical, preclinical, clinical, and other Development activities (including regulatory activities) with respect to Products in the Forty Seven Territory. For clarity, to the extent the results of such activities are Controlled by Forty Seven or its Affiliates, such results shall be deemed to be Forty Seven Know-How.

4.2.2Ono shall be solely responsible and shall have sole discretion and control (at Ono’s sole cost and expense) for all non-clinical, preclinical, clinical, and other Development activities (including regulatory activities) with respect to Products in the Ono Territory. For clarity, to the extent the results of such activities are Controlled by Ono, its Affiliates or Sublicensees, such results shall be deemed to be Ono Know-How.

4.2.3If the Parties jointly conduct a non-clinical, preclinical, clinical, and other Development activities (including regulatory activities) with respect to Products in the Territory, then the results of such activities shall be deemed to be Joint Know-How.

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4.3Global Studies.

4.3.1The Parties acknowledge that the Development of Licensed Antibodies and Products on a global basis is desirable for maximizing the value of the Products. As such, in addition to each Party’s Development rights in their respective Territories as set forth in Sections 4.1 and 4.2, each Party may participate, at its sole cost and subject to the remainder of this Section 4.3, in one or more Clinical Study(ies) planned by the other Party or its Affiliates or  Sublicensees to be conducted in such other Party’s Territory by participating in such Clinical Study(ies) in its own Territory, provided that such Clinical Study includes a sufficient number of study subjects in each Party’s Territory to achieve Regulatory Approval in such Territory for the relevant indication (with respect to each Territory and Clinical Study, the “Enrollment Threshold”).  Each such Clinical Study in which both Parties will participate in accordance with this Section 4.3 shall be deemed a “Global Study”.

4.3.2During the Term, if a Party intends to conduct in its Territory (i) a Clinical Study (which is not an Pivotal Trial) that is eligible to be a Global Study based on the applicable Enrollment Threshold or (ii) a Pivotal Trial, then such Party shall inform the other Party in writing of such intention, specifying (a) the Product and indication for such study that would support the filing of an NDA for the Product with Regulatory Authorities in both the Forty Seven Territory and the Ono Territory, as applicable, (b) study design, (c) planned sample size, (d) study population, (e) study treatment, (f) primary endpoints, (g) secondary endpoints, (h) study timeline, (i) planned study location and (j) target timelines for study initiation (a “Global Study Proposal”).  In such event, with respect to a Clinical Study (including a Pivotal Trial), the Parties shall discuss in good faith through the JSC the feasibility of such Clinical Study as a potential Global Study.

4.3.3Within [***] (or within a period otherwise agreed by the Parties in writing) following the date of submission by one Party to the JSC of a Global Study Proposal (the “Opt-In Period”), the other Party may notify the proposing Party of its desire to participate in the applicable Clinical Study as part of a Global Study by delivering to the proposing Party a written notice of such request (an “Opt-In Request”). Upon receipt of the Opt-In Request, the proposing Party shall determine whether to accept the other Party’s Opt-In Request based on its good faith consideration of the JSC’s discussion pursuant to Section 4.3.2 and other relevant factors, and shall notify the other Party of its determination within [***] of the proposing Party’s receipt of the Opt-In Request; [***]. If the proposing Party does not receive an Opt-In Request for a Global Study Proposal prior to the expiration of the applicable Opt-In Period, or if the proposing Party notifies the other Party that it does not accept the Opt-In Request for such Clinical Study within such [***] period, then each Party shall have the right to proceed independently with respect to such Clinical Study for such Product and indication in its own Territory, subject to the terms and conditions of this Agreement, and such Clinical Study shall not be deemed to be a Global Study.

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4.3.4With respect to any Global Study Proposal for which an Opt-In Request is accepted by the proposing Party pursuant to Section 4.3.3, the Parties shall promptly prepare a draft development plan for such Global Study, and consider in good faith and reflect each Party’s comments to the extent that such comments are reasonably based on scientific, business, and/or other relevant considerations, containing the regulatory and manufacturing strategy, activities to be conducted by each Party, and timeline for the conduct of such Global Study based on such Global Study Proposal, which plan shall, to the extent reasonably practicable and subject to Section 3.3.2, be consistent with the Global Development Strategy (such plan, and any amendments thereto, a “Global Study Development Plan”). For clarity, a Global Study Development Plan may be amended only by the Parties’ agreement. The Parties shall negotiate in good faith the number of patients intended to be enrolled in such Global Study in its respective Territory.  Each Party shall have the sole right to decide the number of study subjects enrolled in such Global Study at sites within its Territory, provided that such number meets or exceeds the applicable Enrollment Threshold for such Global Study and Territory.  Each Global Study Development Plan shall include the determination of a dosing regimen of the applicable Product(s) with respect to the applicable target indication (including, as applicable, [***]) for such Global Study intended to obtain Regulatory Approval of such Product(s) in each Party’s Territory.  Each Global Study Development Plan, as may be updated by the Parties hereunder, shall form a part of this Agreement and shall be deemed to be incorporated herein.  Under each such Global Study Development Plan, each Party shall conduct such Global Study and related Development activities in its respective Territory and shall bear its own costs in connection therewith.  Notwithstanding the foregoing, each Party shall be responsible for [***] as set forth in the Global Study Development Plan (with respect to each Party, its “[***]”). [***].

4.3.5 Each Party shall use Commercially Reasonable Efforts to conduct its activities under each Global Study Development Plan, and shall report regularly on the status and results of such activities through the JSC (or a subcommittee or working group established by the JSC).  Subject to Section 4.2, all Data arising from such Global Study Development Plan shall be shared between the Parties in accordance with a data-sharing plan to be developed by the JSC.  [***].

4.4Data

4.4.1Data Ownership.  As between the Parties, the Party generating any Data shall own such Data, subject to the licenses and other rights granted by such Party to the other Party under this Agreement with respect to the use of or access to such Data.

4.4.2Data Exchange. During the Term, and subject to Applicable Laws and good scientific practice, each Party shall provide to the other Party promptly upon reasonable request by such other Party to the extent not already provided and at no additional cost to such other Party, electronic access to all Data generated by or on behalf of the Party, its Affiliates or Sublicensees (and with respect to Forty Seven Partners, Data generated by or on behalf of a Forty Seven Partner from any Global Study or which a Forty Seven Partner has agreed to provide to Ono in accordance with Section 4.4.3) with respect to and in the course of conducting studies with respect to the Products (including all study reports analyzing such Data), which are necessary or reasonably useful for such other Party to obtain or maintain Regulatory Approval of such Products in its respective Territory. For clarity, neither Party shall have any obligation to provide any Data

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beyond such Data in such Party’s Control at the time of such request (which Data shall be provided in the format maintained by the providing Party, subject to the following sentence), nor to conduct any analyses with respect to any such Data; provided that, if certain Data that is requested by one Party is not Controlled by the other Party at the time of such request, but subsequently becomes Controlled by the requested Party, the requested Party shall provide such Data in a timely manner. Any Data provided by one Party to the other Party under this Section 4.4.2 shall be provided in the original language in which such Data was generated, provided that, if such original language is not English, then the Party supplying such Data shall also provide English translations thereof at the receiving Party’s request [***]. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of such Data. Subject to Sections 2.9.2.3 and 4.4.3, such other Party and its Affiliates and (sub)licensees shall have the right to use and reference any such Data to obtain and maintain Regulatory Approval for the Products and otherwise Commercialize the Products in its respective Territory in accordance with the terms of this Agreement.

4.4.3Data from Forty Seven Partners. Ono acknowledges that Forty Seven may, in its sole discretion, enter into one or more agreements with Third Parties and grant such Third Parties a license to Develop and/or Commercialize the Products in the Forty Seven Territory (each such Third Party, a “Forty Seven Partner” and each such agreement, a “Forty Seven Partner Agreement”).  If Forty Seven enters into a Forty Seven Partner Agreement, then Forty Seven’s obligation to share (a) the Safety Data related to the Products generated by such Forty Seven Partner and (b) [***], in each case of (a) and (b) for Ono’s use in the Ono Territory in accordance with this Agreement shall be stipulated in such Forty Seven Partner Agreement. [***].

4.5Compliance.  Each Party shall perform its Development activities relating to the Licensed Antibodies and Products in accordance with all Applicable Laws, including good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted.

4.6Records, Reports and Information. Each Party shall maintain complete, current and accurate records of all work conducted by it under each Development Plan, and all Data resulting from such work.  Such records shall fully and properly reflect all work done and results achieved in the performance of such Development Plan in good scientific manner appropriate for regulatory purposes.  Each Party shall document all preclinical studies, non-clinical studies and Clinical Studies in formal written study reports according to applicable national and international guidelines (e.g., ICH, GCP, GLP and GMP).  Each Party shall have the right to review such records maintained by the other Party at reasonable times, upon written request, which shall not exceed once a year unless such request for review is required by (a) Applicable Laws or (b) its voluntary CAPA initiative.  Each Party shall present reports in English at the JSC meetings on its Development and regulatory activities with respect to the Products, including any significant formal or informal meetings between such Party and the Regulatory Authorities in its respective Territory, at a level of detail to be agreed by the JSC; provided, however, that any such presentation shall include at least a summary of the resulting Data for all preclinical studies, non-clinical studies and all Clinical Studies conducted by such Party with the Product, subject to Forty Seven’s obligations to its licensees and the Upstream Agreements.

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ARTICLE V
REGULATORY MATTERS

5.1Overview; Diligence.

5.1.1The Parties shall discuss the regulatory strategy for the Products in their respective Territories through the JSC in order to identify any material risk, value and impact on regulatory assessment and labeling, in markets throughout the world.  Forty Seven shall prepare and present at a JSC meeting for discussion a global registration strategy for such Product for consistency of content and labeling, and optimal filing timelines (parallel and staggered) for markets throughout the world (such strategy, and any amendments thereto, the “Global Registration Strategy”). Each Party’s registration plan for its respective Territory (such plan, and any amendments thereto, the “Registration Plan”) shall, to the extent reasonably practicable and subject to Section 3.3.2, be aligned with the Global Registration Strategy. Each Party will deliver to the JSC an update of the relevant sections of its Registration Plan no less frequently than twice per Calendar Year during the Term.  Ono will be solely responsible for all decisions regarding the day-to-day conduct of registration activities within the Ono Territory.  Forty Seven will be solely responsible for all decisions regarding the day-to-day conduct of registration activities within the Forty Seven Territory.

5.1.2Ono shall be responsible for, and shall use Commercially Reasonable Efforts to conduct, all regulatory activities relating to the Licensed Antibodies and Products within the Ono Territory at its own cost, as further described in Section 5.2, supported by Forty Seven as reasonably requested by Ono.  Ono shall promptly provide to Forty Seven any and all material correspondence and key filings with PMDA and other Regulatory Authorities in the Ono Territory, which shall be translated into English.

5.1.3Forty Seven shall be responsible for, and, solely to the extent set forth in a Global Study Development Plan, shall use Commercially Reasonable Efforts to conduct, all regulatory activities relating to the Licensed Antibodies and Products within the Forty Seven Territory at its own cost, supported by Ono as reasonably requested by Forty Seven. Forty Seven shall promptly provide to Ono any and all material correspondence and key filings with FDA and other Regulatory Authorities in the Forty Seven Territory.

5.2Regulatory Activities.  Ono, at its sole cost and expense and in accordance with this Agreement and the requirements of all Applicable Laws, will use Commercially Reasonable Efforts to take all actions necessary to prepare and file all Regulatory Filings with respect to the Products required to obtain and maintain Regulatory Approval for the Products in the Ono Territory.  Without limiting the applicability of the foregoing and the remainder of this ARTICLE V, Ono and Forty Seven, through the JSC, will keep the other Party reasonably informed of all material events and developments occurring in the course of obtaining Regulatory Approval in its own Territory. Neither Party shall file any Regulatory Filings for Products in the other Party’s Territory, except as reasonably necessary for Forty Seven to fulfill its Manufacturing and supply obligations hereunder or as expressly permitted under Section 2.6.2 or 2.7.2.

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5.3Regulatory Data and Regulatory Approvals.

5.3.1Regulatory Filings.  Each Party shall be solely responsible for preparing, maintaining, formatting, and filing Regulatory Filings for Product(s) in its respective Territory; provided that (a) to the extent reasonably practicable and subject to Section 3.3.2, any such Regulatory Filing shall be aligned with the Global Registration Strategy, and (b) Ono shall use Commercially Reasonable Efforts to submit any MAA in the Ono Territory after receiving and considering in good faith Forty Seven’s comments on the content of such MAA filing. Each Party shall from time to time provide the other Party with an update on the status of such Regulatory Filings and any material correspondences relating thereto.

5.3.2Regulatory Meetings.  Each Party will provide the other Party with advance notice of any formal, scheduled meetings with any Regulatory Authority in its respective Territory (including any meetings related to the final positioning of labeling and safety claims within the original and subsequent regulatory submissions), and provide a brief description of the topics to be presented or discussed at each such meeting, in English. Each Party shall be solely responsible for responding to any material communications with Regulatory Authorities with respect to any Product(s) in its respective Territory; provided that, to the extent reasonably practicable, any such response shall be aligned with the Global Registration Strategy.  Each Party may request the other Party to be present in any meeting with a Regulatory Authority in its respective Territory and, upon such request, such other Party shall use Commercially Reasonable Efforts to cause its appropriate representative(s) to assist the requesting Party in such meeting, whether in person or by teleconference.  Promptly following any meeting with a Regulatory Authority with respect to a Product, the Party receiving notice for such meeting shall provide to the other Party the minutes of such meeting, in English.

5.3.3Holder of Regulatory Filings.  Each Party will hold title to all Regulatory Filings (including MAAs) and Regulatory Approvals with respect to the Products in and for its respective Territory, except as may be required in connection with the other Party’s exercise of its rights and performance of its obligations hereunder with respect to the Manufacturing of Licensed Antibodies and Products; provided, however, that, Ono shall file for and obtain Regulatory Filings and Regulatory Approvals in such manner as may be required under Applicable Laws in the Ono Territory to allow for the expeditious transfer thereof to Forty Seven or Forty Seven’s designee pursuant to Section 14.5.4 upon certain terminations of this Agreement.

5.4Rights of Reference.  Subject to Sections 2.9.2.3 and 4.4.3, each Party hereby grants, at no cost, to the other Party and the other Party’s Affiliates, Sublicensees and Forty Seven Partners the right to use, cross-reference, file or incorporate by reference all Regulatory Filings pertaining to a Product submitted by or on behalf of such granting Party (including its Affiliates, Sublicensees and, to the extent Forty Seven has the right under the applicable Forty Seven Partner Agreement to provide such rights to Ono and its Affiliates and Sublicensees, Forty Seven Partners).  The receiving Party and its Affiliates, Sublicensees and Forty Seven Partners may use such rights of reference for the purpose of seeking, obtaining and maintaining Regulatory Approval and Commercializing Products in its respective Territory and otherwise performing its and their rights and obligations under this Agreement.

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5.5Safety; Adverse Event Reporting.

5.5.1Pharmacovigilance and Safety Data. Forty Seven shall establish and maintain, at Forty Seven’s sole cost and expense, a global drug safety database for the Products.  Ono shall have the right to access from such global drug safety database all Safety Data necessary for Ono to comply with all Applicable Laws in the Ono Territory.  Ono may establish and maintain, at Ono’s sole cost and expense, a local drug safety database for the Products in the Ono Territory. Each Party will be responsible, at its sole cost and expense, for: (a) collecting all pharmacovigilance and other Safety Data for the Products in its respective Territory as required by Applicable Laws; and (b) reporting any such pharmacovigilance and other Safety Data, including Adverse Events in its respective Territory, to the applicable Regulatory Authorities in its respective Territory, as appropriate to be in compliance with all Applicable Laws, including reporting Safety Data to the other Party in XML files (or CIOMS format) (in English) for entry into the global safety database.  Each Party expressly acknowledges that the other Party may  provide information it receives pursuant to this Section 5.5 to appropriate Regulatory Authorities within its respective Territory by itself or through any of its Affiliates, Sublicensees and Forty Seven Partners engaged in Development and Commercialization activities of the Products in its respective Territory.

5.5.2Pharmacovigilance Agreement.  Within [***] following the Effective Date or such other period as the Parties may agree (but in any case before the first IND filing of the first Product in the Ono Territory), the Parties shall enter into a mutually acceptable pharmacovigilance agreement setting forth the Parties’ respective obligations in detail regarding pharmacovigilance and the exchange of Safety Data during the period before the First Commercial Sale of the first Product in the Ono Territory. Further, at least [***] before the estimated date of the first Regulatory Approval of the first Product in the Ono Territory, the Parties shall amend such pharmacovigilance agreement to set forth the Parties’ respective obligations in the detail regarding pharmacovigilance and the exchange of Safety Data during the period after the First Commercial Sale of the first Product in the Ono Territory.

5.6No Harmful Actions.  If a Party reasonably believes that the other Party is taking or intends to take any action with respect to a Product that could reasonably be expected to have a material adverse impact upon the regulatory status of any Product in such Party’s Territory, then such Party may bring the matter to the attention of the JSC and the Parties shall seek in good faith to promptly resolve such concern.

5.7Notification of Threatened Action.  Each Party shall notify the other Party within [***] of any information it receives regarding any threatened or pending action, inspection, or communication by any Regulatory Authority which may affect the safety or efficacy claims of any Product or the continued Development or Commercialization of any Product.  Upon receipt of such information, the Parties shall promptly consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

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5.8Recalls. If a recall, withdrawal, or correction (including the dissemination of relevant information) of any Product in a Party’s Territory is required by a Regulatory Authority of competent jurisdiction, or if a recall, withdraw, or correction of a Product in its respective Territory is deemed advisable by such Party in its sole discretion, then such Party shall so notify the other Party no later than [***] in advance of the earlier of (a) initiation of a recall, withdrawal, or correction, or (b) the submission of plans for such an action to a Regulatory Authority.  Any such recall, withdrawal, or correction shall be referred to herein as a “Recall”.  Promptly after being notified of a Recall, each Party shall provide the other Party with such assistance in connection with such Recall as may be reasonably requested by such other Party.  All costs and expenses in connection with a Recall in a Party’s Territory, including the costs and expenses related to the dissemination of relevant information, shall be borne by such Party unless such Party proves that such Recall is required due to (i) the other Party’s breach of the representations, warranties, covenants or obligations under this Agreement and/or violation of Applicable Laws or (ii) the intentional misconduct or negligent acts by the other Party; provided that, with respect to a Recall of Licensed Antibody or Product that is supplied by or on behalf of Forty Seven pursuant to a supply agreement entered into between the Parties pursuant to Section 7.2 or 7.3.3, the provisions of such supply agreement shall solely apply.  Each Party shall handle exclusively the organization and implementation of all Recalls of Products in its respective Territory.

5.9Sunshine Reporting Laws.  Each Party acknowledges that the other Party may be subject to national, state, local, and international laws, regulations, and rules related to the tracking and reporting of payments and transfers of value provided to health care professionals, health care organizations, and other relevant individuals and entities (collectively, “Sunshine Reporting Laws”), and agrees to provide the other Party with all information regarding such payments or transfers of value by such Party as necessary for such other Party to comply in a timely manner with its reporting obligations under the Sunshine Reporting Laws.

ARTICLE VI
COMMERCIALIZATION

6.1Global Commercialization Strategy.

6.1.1No less than [***] prior to the reasonably anticipated date for a First Commercial Sale of a Product in the Territory, Forty Seven shall prepare and present at the next-occurring JSC meeting for discussion a global sales and marketing strategy (e.g., reimbursement, positioning, segmentation, sales force, messaging and branding) for the Products worldwide (such strategy, and any amendments thereto, the “Global Commercialization Strategy”). Subject to Section 3.3.2, each Party’s Commercialization Plan of the Products in each Territory shall be, to the extent reasonably practicable, aligned with the Global Commercialization Strategy.

6.1.2To the extent that market conditions or Applicable Laws in each Territory reasonably require variance from the Global Commercial Strategy, the Parties shall discuss in good faith on such variances through the JSC or appropriate subcommittee or working group.

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6.2Commercialization in the Respective Territories.

6.2.1Overview.  Subject to, and in accordance with, the terms and conditions of this Agreement and all Applicable Laws, each Party, at its sole cost and expense, will be solely responsible for Commercializing the Products in its respective Territory, including market planning and implementation, distribution, sales booking, pricing and reimbursement activities with respect thereto.

6.2.2Diligence.Ono shall use Commercially Reasonable Efforts to Commercialize each Product in each indication that receives Regulatory Approval in the Ono Territory in the country in which such Regulatory Approval was granted. Without limiting the generality of the foregoing, Ono shall use Commercially Reasonable Efforts to conduct its Commercialization activities under and in accordance with its Commercialization Plan.

6.2.3Commercialization Plan.  Without limiting the generality of the other provisions in this  ARTICLE VI, each Party will prepare and submit to the JSC a plan containing the strategy, activities and timeline for marketing and selling the Products in its respective Territory (as updated pursuant to this Section 6.2.3, the “Commercialization Plan”).  The Commercialization Plan shall include, among other things, all market planning and implementation, distribution, sales booking, pricing and reimbursement activities with respect to the Products that are conducted in its respective Territory, and shall be, to the extent reasonably practicable and subject to Section 3.3.2, aligned with the Global Commercialization Strategy, subject to Section 6.1.  Ono will submit a proposed draft of the Commercialization Plan for the Ono Territory to the JSC no later than [***] prior to the anticipated date of the First Commercial Sale of any Product in the Ono Territory. Forty Seven will submit a proposed draft of the Commercialization Plan for Forty Seven Territory to the JSC no later than [***] prior to the anticipated date of the first commercial sale of any Product in the Forty Seven Territory.  Following the submission of the Commercialization Plan, each Party will deliver to the JSC an update of the relevant sections of the Commercialization Plan at least once every [***] during the Term.  Updates to the Commercialization Plan will reflect, among other things, each new indication in the Field for which the Product has received Regulatory Approval.  Each Party will be solely responsible for all decisions regarding the day-to-day conduct of Commercialization within its respective Territory.

6.2.4Pricing.

6.2.4.1Each Party shall be responsible, at its own expense, for seeking Pricing Approval in its respective Territory.

6.2.4.2Subject to Section 6.2.4.3, each Party shall have the sole right to make all decisions regarding the pricing of the Products in its respective Territory.  Notwithstanding anything in this Agreement express or implied to the contrary, neither Party shall have any right to direct, control, or approve the other Party’s decision regarding the pricing of Products for the other Party’s Territory. Each Party shall inform the other Party of the results of Pricing Approval and update thereof, through the JSC, provided that the provision to the other Party of those information shall be for informational purposes only.

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6.2.4.3If Ono sells a Product in a “bundle” with one or more other products or services at a discount to the purchaser, then Ono shall not disproportionately or unreasonably discount such Product relative to the other products or services composing such bundle.

6.2.5Reports. Commencing upon the First Commercial Sale of a Product in the Ono Territory, Ono shall in advance of each Fiscal Year provide Forty Seven with a good faith forecast of estimated Net Sales of such Product in the Ono Territory during the subsequent [***]. Ono shall update the JSC at the JSC’s regularly-scheduled meetings regarding Ono’s significant Commercialization activities (such as its progress in obtaining Pricing Approval, its strategy for and progress in promotion campaigns and planned Phase 4 studies and material interactions with Regulatory Authorities) for the Products in the Ono Territory.  In addition, Ono shall present written reports to the JSC annually, summarizing Ono’s significant Commercialization activities with respect to Products in the Ono Territory pursuant to this Agreement and including a forecast for the following year’s sales of the Product in the Ono Territory.  Such reports shall cover subject matter at a level of detail reasonably sufficient to enable Forty Seven to determine Ono’s compliance with its diligence obligations pursuant to this ARTICLE VI.  Forty Seven shall provide a top-level update to the JSC at the JSC’s regularly-scheduled meetings with respect to Forty Seven’s Commercialization and future initiatives for the Products, as well as any competition updates for the Products, in the Forty Seven Territory.

6.3Communications.  To the extent permitted by Applicable Laws, and subject to Section 6.2.4, the Parties shall seek to coordinate their communications relating to the Commercialization of the Products in their respective Territories in a manner consistent with the Global Commercialization Strategy, subject to Section 6.1.2. Without limiting the generality of the foregoing, upon the other Party’s reasonable request, each Party shall provide such other Party any materials, information and Data relating to the Licensed Antibody and Product that is reasonably useful for the Commercialization of the Licensed Antibody and Product in such other Party’s Territory.

6.4Marketing and Promotional Literature.  Each Party shall prepare all marketing and promotional literature related to Products for use in its respective Territory in accordance with Applicable Laws and consistent with the Global Commercialization Strategy, subject to Section 6.1.2.  Each Party shall promptly provide the other Party with copies of such marketing and promotional literature utilized by such Party, its Affiliates, Sublicensees and Forty Seven Partners.  In certain marketing and promotional literature, Forty Seven may be presented and described as the Party who developed the Product in a manner to be determined by the JSC on, by way of example, all labels, packaging, packaging inserts, and promotional literature related to the Product, in each case to the extent permitted by Applicable Laws.

6.5Diversion.  Each Party hereby covenants and agrees that it and its Affiliates shall not, and it shall contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligations for) Sublicensees or Forty Seven Partners, as the case may be, not to, directly or indirectly, promote, market, distribute, import, sell, or have sold any Product, including via the Internet or mail order, to any Third Party, or to any address or Internet Protocol address or the like, in the other Party’s Territory.  Neither Party shall engage, nor permit its Affiliates, Sublicensee and Forty Seven Partner to engage, in any advertising or promotional activities

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relating to any Product that are directed primarily to customers or other buyers or users of such Product located in any country or jurisdiction in the other Party’s Territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s Territory.  If a Party, its Affiliates, Sublicensee or Forty Seven Partner receives any order for a Product for use from a prospective purchaser located in a country or jurisdiction in the other Party’s Territory, in timely manner, such Party shall refer that order to such other Party and shall not accept any such orders.  Neither Party shall, nor permit its Affiliates, Sublicensees or Forty Seven Partners to, deliver or tender any Product for use in the other Party’s Territory.

6.6Trademarks.

6.6.1Product Trademarks.

6.6.1.1Both Parties acknowledge and agree that Commercialization of each Product under a common brand name or product trademark throughout the world may be beneficial for both Parties in order to maximize the value of the Product. In furtherance of the foregoing, each Party shall have the right (but not the obligation) to propose to the other Party a limited number of product trademarks under consideration for use in Commercializing the Product and shall consider in good faith any comments the other Party has on such product trademarks. If Forty Seven selects a product trademark for Commercializing the Product in the Forty Seven Territory (the “Product Trademark”), then it shall notify Ono of its selection, and Ono may elect to use the Product Trademark for Commercializing the Product in the Ono Territory. If Ono so elects, subject to successful registration and approval of such Product Trademark by the applicable Governmental Authorities in the Ono Territory, each Party shall use such Product Trademark for Commercialization of the Product in its respective Territory.  Forty Seven shall search for and determine the possibility of the registration of such Product Trademark worldwide, and to the extent possible, Forty Seven shall file the application for registration of the trademark rights for the Product Trademark using counsel of its own choice, at Forty Seven’s cost for the Forty Seven Territory and Ono’s cost for the Ono Territory. After such registration, Forty Seven shall assign the rights to the Product Trademark in the Ono Territory to Ono without requiring Ono any compensation for such assignment. The costs of procedure related to such assignment shall be borne by Ono. Forty Seven shall be responsible for the prosecution, registration and maintenance of such trademark rights in the Forty Seven Territory at Forty Seven’s sole costs. Forty Seven shall be responsible for the prosecution and registration of such trademark rights in the Ono Territory at Ono’s sole costs, and Ono shall be responsible for the maintenance of such trademark rights in the Ono Territory at Ono’s sole costs.

6.6.1.2If Ono does not elect to use a Product Trademark for the applicable Product, each Party may use, for Commercializing the Product in countries in each Party’s respective Territory, its own product trademark it considers appropriate and which is reasonably suitable for the Product in such countries. Each Party shall own respectively all rights, title and interests in and to its own product trademark throughout the world and shall have the sole right to register, prosecute and maintain its product trademark using counsel of its own choice and at its own expense.

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6.6.1.3Each Party shall promptly notify the other Party in writing upon becoming aware of any infringement of a Product Trademark in the Ono Territory, in which event the Parties shall promptly confer in good faith and determine how to proceed with any enforcement activity.  Until completion of the assignment of the Product Trademark in the Ono Territory to Ono, Forty Seven shall have the sole right, but not the obligation, to enforce the Product Trademark in the Ono Territory at Ono’s expense. After completion of the assignment of the Product Trademark in the Ono Territory to Ono, Ono shall have the first right, but not the obligation, to enforce the Product Trademark in the Ono Territory at its own expense.

6.6.2Forty Seven Corporate Marks.

6.6.2.1Except to the extent prohibited by Applicable Law in the Ono Territory, or otherwise directed by Forty Seven in writing, all packaging, labeling, advertising and promotional material used by Ono, its Affiliates and Sublicensees in connection with the Products may feature Forty Seven’s corporate trade name and logo (“Forty Seven Corporate Marks”).

6.6.2.2Subject to the terms and conditions of this Agreement, Forty Seven hereby grants to Ono during the Term a non-exclusive, royalty-free license, with the right to sublicense solely in conjunction with the grant of a permitted sublicense under Section 2.2,  to use the Forty Seven Corporate Marks solely in connection with the Commercialization of Products in the Field in the Ono Territory in accordance with this Agreement, including the use of the Forty Seven Corporate Marks on Product packaging, labeling, advertising and promotional material.

6.6.2.3As between the Parties, Forty Seven shall have the sole right, but not the obligation, to prosecute, maintain and enforce the Forty Seven Corporate Marks in the Ono Territory at its own expense.  Ono shall as soon as practicable notify Forty Seven of any apparent infringement by a Third Party of any of the Forty Seven Corporate Marks.

6.6.3Use of Forty Seven Corporate Marks.

6.6.3.1Ono shall use the Forty Seven Corporate Marks in a manner consistent with Forty Seven’s usage guidelines for such Forty Seven Corporate Marks.  Forty Seven shall exclusively own and retain all right, title and interest in and to the Forty Seven Corporate Marks, and all goodwill associated with or attached to the Forty Seven Corporate Marks arising out of the use thereof by Ono, its Affiliates and sublicensees shall vest in and inure to the benefit of Forty Seven.  Ono acknowledges Forty Seven’s exclusive ownership of the Forty Seven Corporate Marks and agrees not to take any action inconsistent with such ownership.  Ono shall not, and shall cause its Affiliates and sublicensees not to, (a) use, seek to register, or otherwise claim rights in the Ono Territory in any trademark that is confusingly similar to, misleading or deceptive with respect to, or that materially dilutes, any of the Forty Seven Corporate Marks, or (b) knowingly do, cause to be done, or knowingly omit to do any act, the doing, causing or omitting of which endangers, undermines, impairs, destroys or similarly affects, in any material respect, the validity or strength of any of the Forty Seven Corporate Marks (including any registration or pending registration application relating thereto) or the value of the goodwill pertaining to any of the Forty Seven Corporate Marks.

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6.6.3.2Ono agrees to cooperate with Forty Seven to enable Forty Seven to control the nature and quality of the use of the Forty Seven Corporate Marks by Ono, its Affiliates or its Sublicensees in the Ono Territory such that Forty Seven may verify that the use of the Forty Seven Corporate Marks by Ono, its Affiliates or its Sublicensees in the Ono Territory is consistent with Forty Seven’s quality standards.

ARTICLE VII
MANUFACTURING AND SUPPLY

7.1Manufacturing Coordinators.  Each Party shall designate one (1) qualified and experienced supply chain professional to serve as that Party’s primary contact and coordinator regarding the supply of Products within this Agreement (a “Manufacturing Coordinator”).  Each Party may replace its Manufacturing Coordinator with an alternative representative at any time with prior written notice to the other Party.  The Manufacturing Coordinators shall be responsible for facilitating information exchange and discussion between the Parties regarding the supply of Products under this Agreement.  Each Manufacturing Coordinator shall be subject to the authority of the JSC.  Each Party will be responsible for all of its own costs with respect to its Manufacturing Coordinator.

7.2Clinical Supply.

7.2.1Ono shall have the right to purchase from Forty Seven, and Forty Seven shall use Commercially Reasonable Efforts to supply to, Ono Hu5F9-G4 or Hu5F9-G4 Product, in each case, in the same dose and formulation as Forty Seven Manufactures or has Manufactured [***] for Ono to conduct non-clinical, preclinical and clinical studies for obtaining any Regulatory Approval in the Ono Territory.  Ono shall be [***] relating to the supply of Hu5F9-G4 Product and Forty Seven Manufactured Products for the Ono Territory [***].  Promptly following the earlier of (a) Ono’s delivery to the JSC of the Ono Development Plan for a Hu5F9-G4 Product and Forty Seven Manufactured Products pursuant to Section 4.1.2 and (b) Forty Seven’s acceptance of Ono’s Opt-In Request for a Global Study for a Hu5F9-G4 Product and Forty Seven Manufactured Products pursuant to Section 4.3.3, within [***] following the Effective Date, the Parties shall negotiate in good faith a clinical supply agreement and a quality agreement therefor on reasonable and customary terms, including provisions for forecasting and ordering, quality matters and recalls. For clarity, Ono may Manufacture the Product (subject to the Technology Transfer Completion with respect to Hu5F9-G4 Product and Forty Seven Manufactured Products) in any Territory for non-clinical, preclinical and clinical studies in the Ono Territory, subject to the terms of the applicable Upstream Agreement.

7.2.2Subject to the terms of this ARTICLE VII, Forty Seven shall supply to Ono [***].  Details (including delivery timing) of the other clinical supplies for the Development in the Ono Territory shall be separately communicated and agreed by the Parties in writing.

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7.3Commercial Supply.

7.3.1Technology Transfer. Upon Ono’s reasonable request, Forty Seven shall use Commercially Reasonable Efforts to transfer to Ono the Manufacturing technology for the Hu5F9-G4 Product and, to the extent that Forty Seven Controls the rights to such technology, Forty Seven Manufactured Products for the Ono Territory in accordance with a schedule to be agreed in writing in good faith by the Parties (the completion of such transfer, the “Technology Transfer Completion”). Such transfer shall, to the extent made available by the applicable Third Party manufacturer, include [***].

7.3.2If Forty Seven desires to purchase any Product Manufactured by Ono or its Affiliates (or by a Third Party on Ono or its Affiliate’s behalf) for the Forty Seven Territory, then Forty Seven shall so notify Ono in writing and the Parties shall negotiate in good faith a supply agreement and a quality agreement therefor on reasonable and customary terms (including, provisions for forecasting and ordering, quality matters, recalls, and allocation of all transfer cost incurred by Ono for such transfer).

Forty Seven Commercial Supply to Ono.  Subject to the Parties’ entering into a commercial supply agreement pursuant to this Section 7.3.3, Ono shall have the right to purchase from Forty Seven, and Forty Seven shall use Commercially Reasonable Efforts to supply to Ono, Ono’s requirements of Hu5F9-G4 Product and Forty Seven Manufactured Products, in each case, in the same dose and formulation  as Forty Seven Manufactures or has Manufactured [***] for Commercialization of such Product in the Ono Territory.  Ono shall be [***] relating to the commercial supply of Hu5F9-G4 Product and Forty Seven Manufactured Products for the Ono Territory [***].  If Ono wishes to exercise such right, it shall provide written notice to Forty Seven thereof no less than [***] prior to the anticipated date of First Commercial Sale of an Hu5F9-G4 Product and Forty Seven Manufactured Products in the Ono Territory, and promptly thereafter the Parties shall negotiate in good faith a commercial supply agreement and a quality agreement therefor on reasonable and customary terms.

7.4Related Substances.  Subject to the terms of the applicable supply agreement, Ono shall have the right to purchase from Forty Seven, and Forty Seven shall supply to Ono, related substances for the  Hu5F9-G4 Product and Forty Seven Manufactured Products (e.g., reference standard, internal standard, impurities and radio-labelled equivalent) necessary for Ono to conduct acceptance tests, non-clinical studies, preclinical studies or Clinical Studies, including for analytical test method development and/or validation, for regulatory submissions or Commercialization in the Ono Territory, [***] for the applicable related substance.

7.5Delivery. The terms of delivery for clinical supplies, commercial supplies and related substances shall be [***], as set forth in the applicable agreement between Forty Seven and its contract manufacturer.

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ARTICLE VIII
MEDICAL AFFAIRS

8.1Generally.  Ono shall have the sole right to conduct Medical Affairs Activities in the Ono Territory for the Products in the Field, at its own expense.  Forty Seven shall have the sole right to conduct Medical Affairs Activities in the Forty Seven Territory for the Products in the Field, at its own expense.  Each Party shall conduct its Medical Affairs Activities in accordance with all Applicable Laws.

8.2Medical Affairs Plan.  No less than [***] prior to the reasonably anticipated date for a First Commercial Sale of a Product in the Territory, Forty Seven shall prepare and present at a JSC meeting for discussion a strategy containing the worldwide strategy, activities and timeline with respect to the Medical Affairs Activities in support of the Products in the Field (such strategy, and any amendments thereto, the “Global Medical Affairs Strategy”). No less than [***] prior to the reasonably anticipated date for a First Commercial Sale of a Product in its respective Territory, each Party shall prepare and present at a JSC meeting a plan containing the strategy, activities and timeline with respect to the Medical Affairs Activities in support of the Products in the Field in its respective Territory (each, “Medical Affairs Plan”) that shall, to the extent reasonably practicable, be aligned with the Global Medical Affairs Strategy.  The JSC will review and discuss such Medical Affairs Plan and its amendments under which the Parties shall review, discuss, and coordinate the Parties’ scientific presentation and publication strategy relating to the Products in the Field in each Party’s Territory. Each Party may propose to the other Party the conduct of any Phase 4 Clinical Study (i.e. Clinical Study, epidemiological study and post-marketing surveillance, which is commenced after receipt of the Regulatory Approval, but excluding any Phase 3b trial) in its respective Territory, following which the Parties shall discuss to determine whether to jointly conduct such Phase 4 Clinical Study as a Global Study pursuant to the terms and conditions set forth in Section 4.3.

8.3Investigator Sponsored Clinical Study.  Each Party shall have the right to authorize the protocol for each Investigator Sponsored Clinical Study in its respective Territory and support such Investigator Sponsored Clinical Study at its own discretion; provided that (a) such Party agrees to inform the other Party of any such Investigator Sponsored Clinical Study in a timely manner, (b) each proposal shall be subject to review and comment by a Working Group designated by the JSC, and (c) if the other Party reasonably believes that such Investigator Sponsored Clinical Study could reasonably be expected to have a material adverse impact upon the Development or Commercialization of any Product in such other Party’s Territory, then such other Party may refer the matter to the JSC and the Parties shall seek in good faith to promptly resolve such concern.  Neither Party shall authorize or support an Investigator Sponsored Clinical Study in the other Party’s Territory without such other Party’s prior written consent, which consent may be granted or withheld in the sole discretion of the other Party.

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ARTICLE IX
FINANCIAL TERMS

9.1Upfront Payment.  Within [***] after the date of Ono’s receipt of Forty Seven’s invoice therefor, which shall be issued after the Effective Date, as a material inducement to Forty Seven entering into this Agreement, Ono shall pay to Forty Seven a non-refundable, non-creditable, upfront payment of One Billion and Seven Hundred Million Japanese Yen (JPY 1,700,000,000).

9.2Milestone Payments.

9.2.1Development and Regulatory Milestones.  Ono shall notify Forty Seven in writing within [***] after the first achievement by a Product of the applicable milestone event below (whether by Ono or its Affiliate or Sublicensee).  Ono shall pay to Forty Seven the one-time, non-refundable, non-creditable payment for such milestone event set forth in the table below within [***] of receipt by Ono of Forty Seven’s invoice for such milestone payment. For the avoidance of doubt, each of the following milestone payments shall be payable only once regardless of the number of times achieved by one or more Products.

Milestone Event	Milestone Payment
1.[***]	[***]

[***]

9.2.2Sales Milestones.  Ono shall notify Forty Seven in writing within [***] after the end of the Fiscal Year in which the applicable sales milestone event below is first achieved by Ono, its Affiliates, and Sublicensees.  Ono shall pay to Forty Seven the additional one-time, non-refundable, non-creditable payment for such milestone event set forth in the table below within [***] of receipt by Ono of Forty Seven’s invoice for such milestone payment.  If more than one (1) sales milestone events are achieved in the same Fiscal Year, then Ono shall pay to Forty Seven all of such milestone payments.  For the avoidance of doubt, each of the following milestone payments shall be payable only once regardless of the number of times such milestone is achieved.

Sales Milestone Event	Sales Milestone Payment
[***]	[***]

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9.3Royalties on Net Sales.

9.3.1Royalty Rates. Subject to the terms and conditions of this Section 9.3, Ono shall pay to Forty Seven non-creditable, non-refundable royalties on Net Sales in the Ono Territory during such Calendar Quarter, as calculated by multiplying the applicable royalty rate by the corresponding amount of incremental Net Sales in the Ono Territory, as follows:

Annual Net Sales of all Product in the Ono Territory	Royalty Rate
[***]	[***]

9.3.2Royalty Term.  The term of the royalties payable under Section 9.3.1, on a Product-by-Product and country-by-country basis, shall commence on the First Commercial Sale of the Product in the relevant country in the Ono Territory and shall end upon later of: (a) the expiration of the first Regulatory Exclusivity of the Product in such country; (b) the expiration of the last to expire Valid Claim of any Forty Seven Patent or Joint Patent that Covers the Composition of Matter of a Licensed Antibody in the Product in such country; or (c) the tenth (10th) anniversary of such First Commercial Sale (with respect to the Product and country, the “Royalty Term”).

9.3.3Royalty Reductions.

9.3.3.1[***]

9.3.3.2[***]

9.3.3.3[***]

9.3.3.4Royalty Floor. Notwithstanding the foregoing, during any Calendar Quarter in the Royalty Term for a Product in a country in the Ono Territory, the operation of Sections 9.3.3.1, 9.3.3.2 and 9.3.3.3 above, individually or in combination, shall not reduce by more than [***] of the royalties that would otherwise have been due to Forty Seven under Section 9.3.1 with respect to Net Sales of such Product in such country during such Calendar Quarter.

9.4 Royalty Payments and Reports. Ono shall report to Forty Seven in writing all amounts payable to Forty Seven pursuant to Section 9.3 within [***] following the end of each Calendar Quarter. Such report shall include the converted US Dollar amounts, which conversion shall be made at the Exchange Rate for each calendar month in the Calendar Quarter.  Such written report shall include, on a consolidated basis in reasonably specific detail and on a country-by-country basis, (a) the Net Sales of Products sold by Ono, its Affiliates and its Sublicensees in the Ono Territory during the corresponding Calendar Quarter, including a description of the credits and offsets deducted on a Product-by-Product and country-by-country basis to calculate Net Sales; (b) the royalties payable in US Dollars, if any, which shall have accrued hereunder based upon such Net Sales of Products; (c) the withholding taxes, if any, required by law to be deducted in respect of such royalties; (d) the dates of the First Commercial Sale of each Product in each country in the Ono Territory, if it has occurred during the corresponding Calendar Quarter; and (e) an itemized calculation of the exchange rate used by Ono in determining the royalty amount expressed in Japanese Yen, in accordance with Ono’s consolidated accounting procedure, as consistently

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applied and in accordance with IFRS.  In the case of Net Sales made in one or more currencies other than Japanese Yen during a Calendar Quarter, the amount of Net Sales made during any Calendar Quarter in Japanese Yen shall be determined by converting the portion of such Net Sales made in each third-country currency into Japanese Yen in accordance with Ono’s consolidated accounting procedure, to the extent reasonable and consistently applied by Ono across all of its products and in accordance with IFRS.  To the extent any additional information is required in accordance with the applicable Upstream Agreement, Ono shall promptly provide such additional information upon Forty Seven’s request.  Ono shall pay Forty Seven the royalties set forth in each such report within [***] of receipt by Ono of Forty Seven’s invoice for such royalty payment.

9.5[***], Manufacturing Cost and Other Reimbursements.

9.5.1[***]

9.5.2Manufacturing Costs.  Unless otherwise set forth in the applicable supply agreement between the Parties, in consideration for Licensed Antibodies, Products and related substances supplied from Forty Seven pursuant to Sections 7.2, 7.3 and 7.4, Forty Seven shall invoice Ono [***] for Manufacturing Costs and other costs incurred pursuant to Sections 7.2, 7.3 and 7.4 in US Dollars, provided that any currency conversion into US Dollars will be made pursuant to the currency conversion scheme set forth in Section 1.99 (definition of “Manufacturing Costs”).

9.5.3Other Reimbursements. To the extent that either Party incurs costs that are subject to reimbursement by the other Party hereunder, other than as set forth in Section 9.5.1 or 9.5.2, the Party incurring such costs shall provide such other Party an invoice therefor in US Dollars, based on the applicable exchange rate.  The invoicing Party shall provide the other Party with such supporting documentation for such invoice as such other Party may reasonable request.

9.5.4Payment of Invoices; Disputes. Each Party shall pay any such undisputed invoice provided by the other Party under this Section 9.5 within [***] following its receipt thereof.  All payments shall be made in US Dollars, calculated at the applicable exchange rate.  If the Party receiving such invoice disputes any portion thereof in good faith, then it shall give the invoicing Party written notice of such dispute and pay the undisputed portions of such invoice and the Parties shall promptly seek to reasonably resolve the disputed portions.  Any disputes with respect to the amounts set forth in a report or invoice delivered under this Section that are not resolved by the Parties within [***] after such dispute is first raised shall be referred to the JSC for attempted resolution.  If the JSC does not resolve such dispute within [***], the Parties shall mutually select and engage an independent Third Party accounting firm that has no auditing or other financial relationship with either Party or any of its Affiliates to resolve such matter.  Such accounting firm shall, as soon as reasonably practicable after such firm is engaged, deliver a report to each Party with its analysis and determination of such matter.  Such determination shall be final and binding on the Parties.  The costs of such firm’s services shall be shared equally by the Parties.

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9.5.5Audits. The audit rights set forth in Section 9.9 shall apply to any payment made pursuant to this Section.

9.5.6No Double Charges.  Neither Party will double charge the other Party for any costs or expenses subject to reimbursement under this Section 9.5.

9.6Remittance.   All amounts paid under this Agreement will be made in US Dollars through wire transfer to such bank account as the invoicing Party may designate in writing from time to time. The first designated bank account of Forty Seven shall be as follows:

Account name:	[***]
Account number:	[***]
Bank name:	[***]
Beneficiary Address:	[***]
Swift code:	[***]
Routing/Transit for Wires:	[***]

9.7Late Payments.  If either Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of [***] over the then-current prime rate quoted by Citibank in New York City, NY, USA or the maximum rate allowable by Applicable Laws, whichever is lower.

9.8Taxes.

9.8.1Cooperation and Coordination.  The Parties acknowledge and agree to cooperate in order to appropriately calculate consistently with Applicable Laws, taxes payable with respect to their collaborative efforts under this Agreement and any appropriate reductions, credits, or deductions that may lawfully reduce otherwise applicable taxes.  If one Party is required to make a payment to the other Party subject to a deduction or withholding of tax, and if such deduction or withholding of tax obligation arises as a result of such other Party’s failure of collaborative efforts (e.g., failure of submission of necessary taxation documents to the paying Party in timely manner), the paying Party may deduct or withhold the applicable tax without increase of the amount set forth in Section 9.8.5, provided, however, that the paying Party shall give the other Party cooperation set forth in Section 9.8.2.

9.8.2Payment of Tax.  A Party receiving a payment pursuant to this Agreement shall pay any and all taxes levied on such payment except as provided in this Section 9.8.  If Applicable Laws requires that taxes be deducted and withheld from a payment made pursuant to this Agreement, the remitting Party shall (a) deduct those taxes from the payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of payment to the other Party within [***] following that payment.

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9.8.3Tax Residence Certificate.  A Party (including any entity to which this Agreement may be assigned, as permitted under Section 16.4) receiving a payment pursuant to this ARTICLE IX shall provide the remitting Party appropriate certification from relevant revenue authorities that such Party is a tax resident of that jurisdiction (a “Tax Residence Certificate”), if such receiving Party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party.  Upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate. For clarity, Forty Seven shall provide to Ono any taxation documents (Japan Form 3 and Form 17, which Ono shall provide to Forty Seven), the Tax Residence Certificate (Form 6166) of Forty Seven issued by the US Internal Revenue Service (which Tax Residence Certificate is effective for three (3) years after its issuance to a public company) and other documents that may be reasonably necessary in order for Ono not to withhold tax or to withhold tax at a reduced rate under an appropriate income tax treaty.

9.8.4Assessment.  Either Party may, at its own expense, protest any assessment, proposed assessment, or other claim by any Governmental Authority for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by Applicable Laws.  The Parties shall cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for a Party to pursue such protest.

9.8.5Withholding Taxes Resulting from a Party’s Action.  If one Party (or a Party’s assignees or successors) is required to make a payment to the other Party subject to a deduction or withholding of tax, and if such deduction or withholding of tax obligation arises as a result of any action taken by such required Party or its Affiliates or successors, including an assignment of this Agreement as permitted under Section 16.4, as a result of which (a) the payment arises in a territory other than such required Party’s Territory, (b) there is a change in the tax residency of such required Party, or (c) the payments arise or are deemed to arise through a branch of such required Party in a territory other than such required Party’s Territory and such action has the effect of increasing the amount of tax deducted or withheld (each, an “Withholding Tax Action”), then notwithstanding Section 9.8.2, the payment by such required Party (in respect of which such deduction or withholding of tax is required to be made) shall be increased by the amount necessary to ensure that the other Party receives an amount equal to the same amount that it would have received had no Withholding Tax Action occur.

9.9Records; Audits.  Ono and its Affiliates and Sublicensees on one hand, and Forty Seven and its Affiliates on the other hand, will maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the calculation of royalty and other payments under this Agreement.  Upon reasonable prior notice, such records shall be available during regular business hours for a period of [***] from the creation of individual records for examination at the auditing Party’s expense, and not more often than once each Calendar Year, by an independent certified public accountant selected by one Party and reasonably acceptable to the other Party, for the sole purpose of verifying the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement.  Any such auditor shall not disclose Confidential Information of the audited Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due under this Agreement.  For clarity, the auditor shall disclose the Confidential Information of the

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audited Party to the auditing Party only to the extent necessary to confirm calculation of royalty payments and supply price under this Agreement, as applicable. The auditing Party shall provide the audited Party with a copy of audit report within [***] from its receipt of the accountant’s report.  Any amounts shown to be owed but unpaid shall be paid within [***] from the accountant’s report, plus interest (as set forth in Section 9.7) from the original due date.  Any amounts shown to have been overpaid shall be creditable and refunded within [***] from the accountant’s report.  The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment of the amount actually owed during the applicable Calendar Year of more than [***], in which case the audited Party shall bear the full cost of such audit.

ARTICLE X
INTELLECTUAL PROPERTY

10.1Inventorship.  For purposes of Section 10.2, inventorship for inventions and discoveries first made during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. Patent Law.

10.2Ownership. Forty Seven shall own the entire right, title and interest in and to all inventions first made, conceived or reduced to practice solely by or on behalf of Forty Seven or its Affiliates.  Ono shall own the entire right, title and interest in and to all inventions first made, conceived or reduced to practice solely by or on behalf of Ono or its Affiliates.  The Parties shall jointly own the entire right, title and interest in and to all inventions first made, conceived or reduced to practice jointly by employees of Forty Seven or its Affiliates and employees of Ono or its Affiliates.

10.3Disclosure.  Each Party shall promptly disclose to the other Party any invention, whether patentable or not, made by or on behalf of such Party or its Affiliates (or otherwise Controlled by such Party) in the performance of its obligations or the exercise of its rights under this Agreement.

10.4Invention Assignment.  Each Party shall ensure that all of its and its Affiliates’ employees and contractors acting under its or its Affiliates’ authority in the performance of this Agreement assign to such Party (or to an entity that is obligated to assign to such Party) under a binding written agreement all rights, titles and interests in and to all Know-How discovered, made, conceived or reduced to practice by such employee or contractor and any intellectual property rights thereunder. For clarity, each Party shall be solely liable for any compensation required by such written agreement, laws or otherwise to its and its Affiliates’ employee or contractor who is the inventor or creator of such Know-How.

10.5Right to Practice Joint Technology.  Except to the extent either Party is restricted by the express terms of this Agreement, each Party shall have the right to practice and exploit Joint Technology, with full rights to license its interest therein in its respective Territory, and without the duty of accounting to or any duty to seek consent from the other Party, and upon the reasonable request of either Party, the other Party shall execute documents that evidence or confirm the requesting Party's right to engage in such activities.

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10.6Prosecution of Patents.

10.6.1Definition of Prosecution.  As used herein, “prosecution” of Patents shall include all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application throughout the world in connection with pre-grant proceedings.  Post-grant proceedings shall be governed by Sections 10.7 and 10.11.

10.6.2Forty Seven Patents.

10.6.2.1Forty Seven shall prepare, file, prosecute and maintain the Forty Seven Patents Covering the Composition of Matter of a Licensed Antibody in the Ono Territory [***]. Except as otherwise provided in Section 10.6.2.2, and subject to the terms of the applicable Upstream Agreement and the rights of the applicable Upstream Licensor, Forty Seven shall have the first right, but not the obligation, to prepare, file, prosecute and maintain the Forty Seven Patents with respect to any matter other than the Composition of Matter of a Licensed Antibody in the Ono Territory, through counsel reasonably acceptable to Ono, at Forty Seven’s sole expense.

10.6.2.2Forty Seven may elect to cease prosecution and maintenance, or not to file an application for, any Forty Seven Patents in any country in the Ono Territory by written notice to Ono given at least [***] prior to any upcoming deadline in any patent office with respect to such Forty Seven Patents (or with respect to a new application, the deadline by which such application must be filed).  In such event, and subject to the terms of the applicable Upstream Agreement and the rights of the applicable Upstream Licensor, Ono shall have the right, but not the obligation, to assume the responsibility for the prosecution and maintenance of such Forty Seven Patents in such country in the Ono Territory in the name of Ono [***], in which event Forty Seven shall cause the files for such Forty Seven Patents to be transferred to such counsel as Ono may designate and shall take such actions as Ono may reasonably request to preserve Ono’s ability to effectively prosecute and maintain such Forty Seven Patents. [***].

10.6.2.3As between the Parties, Forty Seven shall be have the sole right, but not the obligation, to prepare, file, prosecute, and maintain the Forty Seven Patents in the Forty Seven Territory at its sole expense.

10.6.3Joint Patents.

10.6.3.1Upon receiving notice of the creation of Joint Patents, the Parties shall determine which Party will be responsible for obtaining and maintaining Joint Patents. Such Party (the “Joint Patent Prosecuting Party”) shall prepare, file, prosecute, and maintain all Joint Patents throughout the world, in the names of both Forty Seven and Ono.  The Joint Patent Prosecuting Party shall provide the other Party an opportunity to review and comment on material documents related to such filing, prosecution and maintenance in accordance with this Section 10.6.3, which comments the Joint Patent Prosecuting Party shall consider in good faith.  Each Party shall at its own cost, sign, or use Commercially Reasonable Efforts to have signed, all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents in respect of such Joint Patents.

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10.6.3.2In the event that the Joint Patent Prosecuting Party elects not to file or continue to prosecute or maintain patent protection on any Joint Patents in any country in the world by written notice to the other Party given at least [***] prior to any upcoming deadline in any patent office with respect to such Joint Patents (or with respect to a new application, the deadline by which such application must be filed), the other Party shall have the right (but not the obligation) to file, prosecute and maintain such Joint Patents in such country in its name at its sole expense, in which event such Joint Patent Prosecuting Party shall cause the files for such Joint Patent Prosecuting Party’s interest in Joint Patents to be transferred to the other Party to preserve the other Party’s ability to effectively prosecute and maintain such Joint Patents in such country. [***].

10.6.3.3The Parties shall share equally the reasonable out-of-pocket costs incurred for the common activities for patent filing, prosecution and maintenance of Joint Patents and each Party shall be responsible for other costs for patent filing, prosecution and maintenance of Joint Patents in its respective Territory (collectively, “Joint Patent Costs”).  The Joint Patent Prosecuting Party shall invoice the other Party for such other Party’s responsible part of such Joint Patent Costs under this Section 10.6.3.3 within [***] after the Calendar Quarter in which such Joint Patent Costs were incurred and the other Party shall pay such Joint Patent Costs within [***] after receipt of such invoice.

10.6.4Ono Patents.

10.6.4.1Ono shall have the sole right, but not the obligation, to prepare, file, prosecute, and maintain the Ono Patents in the Ono Territory at its sole expense.

10.6.4.2Except as otherwise provided in Section 10.6.4.3, as between the Parties, Ono shall be have the first right, but not the obligation, to prepare, file, prosecute, and maintain the Ono Patents in the Forty Seven Territory, through counsel reasonably acceptable to Forty Seven, [***].

10.6.4.3Ono may elect to cease prosecution and maintenance, or not to file an application for, any Ono Patents in any country in the Forty Seven Territory by written notice to Forty Seven given at least [***] prior to any upcoming deadline in any patent office with respect to such Ono Patents (or with respect to a new application, the deadline by which such application must be filed).  In such event, Forty Seven shall have the right, but not the obligation, to assume the responsibility for the prosecution and maintenance of such Ono Patents in such country in the Forty Seven Territory in the name of Forty Seven [at its sole expense], in which event Ono shall cause the files for such Ono Patents to be transferred to such counsel as Forty Seven may designate and shall take such actions as Forty Seven may reasonably request to preserve Forty Seven’s ability to effectively prosecute and maintain such Ono Patents. [For clarity, such Ono Patents in such country shall be deemed and treated as Forty Seven Patents and cease to be Ono Patents under this Agreement upon completion of such transfer of the patent files to Forty Seven’s patent counsel].

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10.6.5Cooperation.  Each Party shall provide the other Party who has the right to prosecute and maintain the Forty Seven Patents, Ono Patents, and Joint Patents under this Section 10.6 (the “Prosecuting Party”) with all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 10.6, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution, as well as further actions set forth herein.  The Prosecuting Party shall periodically inform the other Party of all material steps with regard to the preparation, filing, prosecution and maintenance of the (i) Forty Seven Patents Covering inventions made in the performance of this Agreement, (ii) Ono Patents Covering inventions made in the performance of this Agreement, and (iii) Joint Patents Covering inventions made in the performance of this Agreement, including by providing the non-Prosecuting Party with (a) a copy of material communications to or from any patent authority regarding such Patents; and (b) drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for the review and comment thereupon. The Prosecuting Party shall consider in good faith, and if requested discuss with the non-Prosecuting Party, the requests and suggestions of the non-Prosecuting Party with respect to such drafts.

10.6.6Confidentiality.  All communications between the Parties relating to the preparation, filing, prosecution, or maintenance of the Forty Seven Patents, Ono Patents, and Joint Patents, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patents, shall be considered Confidential Information of the Prosecuting Party subject to the confidentiality provisions of ARTICLE XI.

10.6.7CREATE Act. The Parties acknowledge that any inventions may be generated with different assigning entities which, during the course of U.S. patent prosecution, may benefit from use of the CREATE Act of 2004 (70 Fed. Reg. 177(54259-54267) as amended by the Leahy-Smith America Invents Act of 2011 (35 U.S.C. §§102(b)(2)(c) and 102(c)) (the “CREATE Act”).  For the purposes of the benefit of the CREATE Act, the Parties deem this Agreement and/or the written memorandum of transactions contemplated hereunder, such as pertaining to the Development of the Licensed Antibodies and Products, to constitute a qualifying written Joint Research Agreement.

10.7Patent Term Extensions in the Ono Territory.  The Parties will discuss which, if any, of the Patents within the Forty Seven Patents, Ono Patents, and Joint Patents in the Ono Territory the Parties should seek patent term extensions in the Ono Territory.  Ono shall have the final decision-making authority with respect to applying for any such patent term extension for the Forty Seven Patents, Ono Patents and Joint Patents in the Ono Territory. Forty Seven shall have the final decision-making authority with respect to applying for any such patent term extension for the Forty Seven Patents, Ono Patents and Joint Patents in the Forty Seven Territory. The Prosecuting Party of a Patent will act with reasonable promptness in light of the development stage of applicable Product(s) to apply for any such patent term extension of such Patent, where it so elects and will cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required information and executing any required authorizations to apply for such patent term extension.  All expenses incurred in connection with activities for patent term extensions pursuant to this Section shall be solely borne by the Patent owner.

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10.8Infringement of Patents by Third Parties.

10.8.1Notification.  Each Party shall promptly notify the other Party in writing of any actual or threatened infringement, unauthorized use or misappropriation of the Forty Seven Patents, Ono Patents or Joint Patents of which it becomes aware, and shall provide all evidence in such Party’s possession demonstrating such infringement, unauthorized use or misappropriation.

10.8.2Enforcement of Forty Seven Patents.

10.8.2.1Forty Seven shall bring and control any suit or other action against any Person engaged in any infringement of a Forty Seven Patents Covering the Composition of Matter of a Licensed Antibody in the Ono Territory at its sole expense.

10.8.2.2Forty Seven shall have the first right, but not the obligation, to bring and control any suit or other action against any Person engaged in any infringement of a Forty Seven Patent with respect to any matter other than the Composition of Matter of a Licensed Antibody in the Ono Territory at its sole expense. Forty Seven shall have a period of [***] after the first notice under Section 10.8.1 to elect to enforce such Forty Seven Patent in the Ono Territory against such Third Party infringement.  If Forty Seven so elects, Forty Seven shall periodically inform Ono of all material steps (including, the status and progress) with regard to such suit or other action. If Forty Seven does not so elect, then Forty Seven shall so notify Ono in writing, and Ono shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable Forty Seven Patent against such Third Party perpetrating such infringement in the Ono Territory.

10.8.2.3Forty Seven shall have the sole right, but not the obligation, to bring and control any suit or other action against any Person engaged in the infringement of a Forty Seven Patent in the Forty Seven Territory at its sole expense.

10.8.3Enforcement of Ono Patents.

10.8.3.1Ono shall have the first right, but not the obligation, to bring and control an appropriate suit or other action against any Person engaged in the infringement of an Ono Patent in the Ono Territory at its sole expense, subject to the terms and conditions set forth in this Section 10.8.3.  Ono shall have a period of [***] after the first notice under Section 10.8.1 to elect to enforce such Ono Patent in the Ono Territory against such Third Party infringement.  If Ono so elects, Ono shall periodically inform Forty Seven of all material steps (including, the status and progress) with regard to such suit or other action. If Ono does not so elect, then Ono shall so notify Forty Seven in writing, and Forty Seven shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable Ono Patent against such Third Party perpetrating such infringement in the Ono Territory.

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10.8.3.2Forty Seven shall have the first right, but not the obligation, to bring and control an appropriate suit or other action against any Person engaged in the infringement of an Ono Patent in the Forty Seven Territory at its sole expense, subject to the terms and conditions set forth in this Section 10.8.3. Forty Seven shall have a period of [***] after the first notice under Section 10.8.1 to elect to enforce such Ono Patent in the Forty Seven Territory against such Third Party infringement.  If Forty Seven so elects, Forty Seven shall periodically inform Ono of all material steps (including, the status and progress) with regard to such suit or other action. If Forty Seven does not so elect, then Forty Seven shall so notify Ono in writing, and Ono shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable Ono Patent against such Third Party perpetrating such infringement in the Forty Seven Territory.

10.8.4Enforcement of Joint Patents.

10.8.4.1Ono shall have the first right, but not the obligation, to bring and control an appropriate suit or other action against any Person engaged in the infringement of a Joint Patent in the Ono Territory at its sole expense, subject to the terms and conditions set forth in this Section 10.8.4.  Ono shall have a period of [***] after the first notice under Section 10.8.1 to elect to enforce such Joint Patent in the Ono Territory against such Third Party infringement.  If Ono so elects, Ono shall periodically inform Forty Seven of all material steps (including, the status and progress) with regard to such suit or other action. If Ono does not so elect, then Ono shall so notify Forty Seven in writing, and Forty Seven shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable Joint Patent against such Third Party perpetrating such infringement in the Ono Territory.

10.8.4.2Forty Seven shall have the first right, but not the obligation, to bring and control an appropriate suit or other action against any Person engaged in the infringement of a Joint Patent in the Forty Seven Territory at its sole expense, subject to the terms and conditions set forth in this Section 10.8.4. Forty Seven shall have a period of [***] after the first notice under Section 10.8.1 to elect to enforce such Joint Patent in the Forty Seven Territory against such Third Party infringement.  If Forty Seven so elects, Forty Seven shall periodically inform Ono of all material steps (including, the status and progress) with regard to such suit or other action. If Forty Seven does not so elect, then Forty Seven shall so notify Ono in writing, and Ono shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable Joint Patent against such Third Party perpetrating such infringement in the Forty Seven Territory.

10.8.5Enforcement Costs. Subject to reimbursement as set forth in Section 10.8.6, each Party shall bear all of its own costs incurred in connection with its activities under this Section 10.8 with regard to any Forty Seven Patents, Ono Patents, and Joint Patents.

10.8.6 Recoveries. Any recovery by an enforcing Party shall be allocated first pro rata to the reimbursement of any expenses incurred by the Parties in the activities under this Section 10.8 (including reasonable expenses of outside counsel), and then:

[***]

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10.8.7Cooperation.  Each Party shall provide to the other Party enforcing any such rights under this Section 10.8 reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall seek consent of the other Party in any material aspects of such enforcement, including determination of litigation strategy and the filing of important papers to the competent court, which consent shall not be unreasonably withheld, conditioned, or delayed.  The Party bringing the action shall have final decision-making authority with respect to such action, subject to Section 10.8.7.

10.9Infringement of Third Party Patents in the Ono Territory.

10.9.1Notice. If either Party becomes aware of any actual or threatened claim, suit, or proceeding by a Third Party alleging patent infringement by either Party (or its Affiliates or (sub)licensees), such Party will promptly notify the other Party thereof in writing and the Party shall discuss with the other Party the strategy for defending such claim, suit, or proceeding by the Third Party.

10.9.2[***]

10.10Patent Marking.  Ono (or its Affiliate, Sublicensee, or distributor) shall mark Products marketed and sold by Ono (or its Affiliate, Sublicensee, or distributor) hereunder with appropriate patent numbers or indicia at Forty Seven’s request; provided, however, that Ono shall only be required to so mark such Products to the extent such markings or such notices would impact recoveries of damages or equitable remedies available under Applicable Law with respect to infringements of Patents in the Ono Territory.

10.11Patent Oppositions and Other Proceedings.

10.11.1[***]

10.11.2  Defense of Patent Rights.  If (a) a Forty Seven Patent becomes the subject of any proceeding commenced by a Third Party in the Ono Territory, (b) an Ono Patent becomes the subject of any proceeding commenced by a Third Party in any Territory, or (c) a Joint Patent becomes the subject of any proceeding commenced by a Third Party in any Territory, in each of case (a), (b) and (c), in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, invalidation action, interference, or other attack upon the validity, title, or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 10.8, in which case the provisions of Section 10.8 shall govern), the Parties shall promptly confer to determine whether to defend against such action in accordance with the following manner.

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10.11.2.1  Forty Seven Patents. [***]. Forty Seven shall have a period of [***] after the first conference under Section 10.11.2 to notify the other Party of its decision to exercise its rights to control the defense of such Forty Seven Patent in the Forty Seven Territory in such proceeding commenced by a Third Party. If Forty Seven so elects, Forty Seven shall periodically inform Ono of all material steps (including, the status and progress) with regard to such defense and Ono shall have the right to participate and be represented in any such action by its own counsel at its own expense. If Forty Seven does not exercise such right, then Forty Seven shall so notify Ono in writing, and Ono shall have the right, but not the obligation, to control the defense against such action. Forty Seven shall permit Ono to participate in the proceeding to the extent permissible under Applicable Law, and to be represented by its own counsel in such proceeding, at Ono’s expense.

10.11.2.2Ono Patents.  [***]

10.11.2.3Joint Patents. In the case of controlling the defense against such action with respect to the Joint Patents in its respective Territory, the Parties shall promptly determine the appropriate course of action in good faith and the allocation of costs with respect thereto. In any case, the controlling Party shall permit the non-controlling Party to participate in the proceeding to the extent permissible under Applicable Law, and to be represented by its own counsel in such proceeding, at the non-controlling Party’s expense.

10.12Patent Challenge.

10.12.1  Ono shall not, and Ono shall cause its Affiliates and their Sublicensees not to, directly or indirectly, initiate, engage in, file, finance, participate in, aid or otherwise assist in any re-examination, opposition, or other action or proceeding in any patent office, or court anywhere in the world whereby the ownership, validity, patentability, entitlement to, priority and/or enforceability of all or any of the Forty Seven Patents is challenged or otherwise disputed.  Any breach of this Section 10.12.1 shall be deemed to be a material breach of this Agreement, subject to Section 10.12.2.

10.12.2  [***]

ARTICLE XI
CONFIDENTIALITY

Nondisclosure.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for [***] following the end of the Term, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party, and both Parties shall keep confidential and, subject to Sections 11.2, 11.3, and 11.4, shall not publish or otherwise disclose the terms of this Agreement. Notwithstanding the foregoing, [***]. Each Party may use the other Party’s Confidential Information solely to the extent required to accomplish the purposes of this Agreement, including exercising such Party’s rights or performing its obligations under this Agreement.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

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11.1Authorized Disclosure.  The receiving Party may disclose Confidential Information belonging to the disclosing Party only to the extent such disclosure is reasonably necessary in the following instances:

11.1.1filing or prosecuting Patents as permitted by this Agreement;

11.1.2filing Regulatory Filings in order to obtain or maintain Regulatory Approvals;

11.1.3prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation;

11.1.4complying with Applicable Laws or regulations (including regulations promulgated by securities exchanges) or court or administrative orders;

11.1.5to its Affiliates, Sublicensees or prospective Sublicensees (in case of Ono), Forty Seven Partners or prospective Forty Seven Partners (in case of Forty Seven), subcontractors or prospective subcontractors, payors, consultants, agents, and advisors on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in this ARTICLE XI; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Third Party who receives Confidential Information pursuant to this Section 11.2 to treat such Confidential Information as required under this ARTICLE XI; or

11.1.6to bona fide potential and actual investors, acquirors, merger partners, licensees, and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein, provided that the confidentiality term therefor shall not be less than [***].

11.1.7Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 11.2.2 through 11.2.4, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure, reasonably consider the comments of the other Party with respect to limiting such disclosure, and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Parties agree to take reasonable actions to avoid the non-confidential disclosure of Confidential Information hereunder.  Any information disclosed pursuant to Sections 11.2.2 through 11.2.4 shall remain the Confidential Information of the Disclosing Party and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this ARTICLE XI.

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11.2Publications.

11.2.1During the Term, on a [***], each Party shall provide the JSC its proposed publication schedule for the subsequent [***]. Prior to public disclosure or submission for publication of a proposed publication describing the results of any scientific or clinical activity relating to a Licensed Antibody or Product, (a) Ono, and (b) upon Ono’s reasonably request in good faith, Forty Seven (in each case, the “Submitting Party”) shall send the other Party (the “Responding Party”) a copy of the proposed publication to be submitted and shall allow the Responding Party a reasonable time period (but no less than [***]) for the Responding Party (i) to determine whether the proposed publication contains subject matter for which patent protection should be sought (prior to publication of such proposed publication) for the purpose of protecting an invention, (ii) to determine whether the proposed publication contains the Confidential Information of the Responding Party, or (iii) to provide the Submitting Party with its reasonable comments to such proposed publication, which the Submitting Party shall consider in good faith.  Following the expiration of the applicable time period for review, the Submitting Party shall be free to submit such proposed publication for publication or otherwise disclose to the public such scientific or clinical results, subject to the procedures set forth in Section 11.3.2.  For clarity, a Party shall not be obligated to delay disclosure or submission of such publication pursuant to the foregoing timelines with respect to publications that do not contain any patentable subject matter or any of the other Party’s Confidential Information.

11.2.2If the Responding Party believes that the subject matter of the proposed publication or other disclosure contains Confidential Information or a patentable invention of the Responding Party, then prior to the expiration of the applicable time period for review, the Responding Party shall notify the Submitting Party in writing of its determination that such proposed publication or other disclosure, as applicable, contains such information or subject matter for which patent protection should be sought.  Upon receipt of such written notice from the Responding Party, the Submitting Party shall delay public disclosure of such information or submission of the proposed publication for an additional period of [***] (or such other time period mutually agreed by the Parties in writing) to permit preparation and filing of a patent application on the disclosed subject matter.  The Submitting Party shall thereafter be free to publish or disclose such information, except that the Submitting Party may not disclose any Confidential Information of the Responding Party in violation of Section 11.1.

11.3Publicity.

11.3.1The Parties agree that the material terms of this Agreement are deemed to be the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth below in this Section 11.4 and in Section 11.2.  The Parties have agreed to make a joint public announcement in English of the execution of this Agreement on or after the Effective Date.  Ono shall be permitted to make a public announcement in Japanese of the execution of this Agreement substantially in the form and with the content of the English press release.

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11.3.2After release of such initial press release, if either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld or delayed.  A Party commenting on such a proposed press release shall provide its comments, if any, within [***] after receiving the press release for review, or such shorter period as may be required in exigent circumstances.  Where required by Applicable Law or by the regulations of the applicable securities exchange upon which a Party may be listed, such Party shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approvals as they occur, and other material events occurring pursuant to this Agreement, subject only to the review procedure set forth in the preceding sentence.  In relation to each Party’s review of such an announcement, such Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the relevant milestone has been achieved and triggered a payment hereunder or is otherwise required to be disclosed by Applicable Laws or the rules of an applicable securities exchange.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 11.4.2, provided such information continues as of such time to be accurate.

11.3.3The Parties acknowledge that Forty Seven will be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission (the “SEC”) or other applicable entity having regulatory authority over Forty Seven securities or the exchange thereof, as a material agreement of Forty Seven.  Forty Seven shall be entitled to make such a required filing, provided that it requests confidential treatment of certain commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to Forty Seven, and to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.  In the event of any such filing, Forty Seven will provide Ono with a copy of the Agreement marked to show provisions for which Forty Seven intends to seek confidential treatment and shall reasonably consider and incorporate Ono’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.  Ono will as promptly as practical provide any such comments.  Ono recognizes that Applicable Laws and SEC policies and regulations to which Forty Seven is and may become subject to may require Forty Seven to publicly disclose certain terms of this Agreement that Ono may prefer not be disclosed, and that Forty Seven is in all cases entitled hereunder to make such required disclosures to the extent necessary to comply with such U.S. laws and SEC policies and regulations, as determined in good faith by Forty Seven’s counsel.

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ARTICLE XII
REPRESENTATIONS, WARRANTIES, & COVENANTS

12.1Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party that as of the Effective Date:

12.1.1Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

12.1.2Authority and Binding Agreement.  As of the Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

12.1.3No Conflict; Covenant.  It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.  During the Term of this Agreement, each Party covenants that it will not enter into any contractually binding agreement which would in any way materially impair its ability to perform its obligations under this Agreement in a timely fashion.

12.1.4No Debarment.  Neither Party shall use, during the term of this Agreement, any employee or consultant who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

12.1.5No Government Consent.  Neither the execution and delivery of this Agreement nor the performance hereof by such Party requires such Party to obtain any permit, authorization or consent from any Governmental Authority (except for any intellectual property rights, INDs, Regulatory Approvals, Manufacturing-related approvals or similar approvals necessary for Manufacture or having Manufactured in the Field for the Ono Territory, or Development, use or Commercialization in the Field in the Ono Territory, of the Licensed Product as set forth herein), or from any other Person.

12.2Forty Seven Representations and Warranties. Forty Seven represents and warrants to Ono that, to Forty Seven’s Knowledge as of the Effective Date:

12.2.1Forty Seven is the sole and exclusive owner of, or otherwise Controls, the Forty Seven Technology and has the right to grant the licenses to the Forty Seven Technology to Ono pursuant to this Agreement.

12.2.2Exhibit B is an accurate listing of all Forty Seven Patents owned or Controlled by Forty Seven as of the Effective Date that are necessary or useful for Manufacture or having Manufactured in the Field for the Ono Territory, or Development, use or Commercialization in the Field in the Ono Territory, of the Product.

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12.2.3All Forty Seven Technology is free and clear of any liens, charges or encumbrances that would impair Ono’s exercise of its licenses under Section 2.1.1.

12.2.4No Forty Seven Patent specified in Exhibit B is invalid or unenforceable in whole or in part or, as to a patent application, has lapsed, or in the case of a provisional patent application has been cancelled, withdrawn or abandoned without the possibility of revival.

12.2.5There is no material infringement or misappropriation of any Forty Seven Technology by any Third Party in the Ono Territory.

12.2.6Each Person who was an inventor of an invention Covered by any Forty Seven Patent, has executed and delivered to Forty Seven (or an entity that was obligated to assign such invention to Forty Seven) or its applicable Upstream Licensor an agreement assigning to Forty Seven or such entity all rights, titles and interests in and to such invention.

12.2.7Forty Seven has [***]. Forty Seven has [***].

12.2.8 Forty Seven has [***].

12.2.9 There are [***].

12.2.10 There is [***].

12.2.11 The use, Development, Manufacture, having Manufactured or Commercialization by Ono (or its Sublicensees) of Hu5F9-G4 as contemplated hereunder will not infringe any issued patent of any Third Party and will not infringe the claims of any Third Party patent application that is published as of the Effective Date when and if such claims were to issue in their current form.

12.2.12  Forty Seven has [***].

12.2.13  [***].

12.2.14  With respect to each Upstream Agreement, (a) Forty Seven is not in material breach under such Upstream Agreement; (b) Forty Seven has not received any notice of material breach under such Upstream Agreement; and (c) Forty Seven has previously provided Ono with access to true and complete copies of such Upstream Agreement.

12.3Ono Representation, Warranty and Covenant.  Ono represents and warrants to Forty Seven that, as of the Effective Date, neither Ono nor any of its Affiliates Control any Patent that Covers the manufacture, use or sale of any Product in the Ono Territory or the Forty Seven Territory.  Ono covenants that it will notify Forty Seven within [***] of acquiring Control of any Patent that Covers the manufacture, use or sale of any Product in the Ono Territory or the Forty Seven Territory (other than a Joint Patent) following the Effective Date.

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12.4Limitation on Warranties; No Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY MAKES NO AND EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PRODUCTS, FORTY SEVEN TECHNOLOGY, FORTY SEVEN PATENTS, DATA OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.  EXCEPT TO THE EXTENT EXPRESSLY PROVIDED FOR HEREIN, NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY FORTY SEVEN THAT THE FORTY SEVEN PATENTS OR THE FORTY SEVEN KNOW-HOW IS NOT INFRINGED BY ANY THIRD PARTY OR THAT THE PRACTICE OF SUCH RIGHTS DOES NOT INFRINGE ANY PUBLISHED INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE XIII
INDEMNIFICATION AND INSURANCE

13.1Indemnification by Forty Seven.  Forty Seven shall defend, indemnify, and hold Ono and its Affiliates, and Ono’s and its Affiliates’ officers, directors, employees, and agents (the “Ono Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, expenses (including court costs and reasonable attorneys’ fees and expenses), and recoveries (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (a) the Development, Manufacture or Commercialization of, or the Medical Affairs Activities conducted with respect to, any Product by Forty Seven or its Affiliates, distributors, or licensees (other than Ono, its Affiliates and Sublicensees) (the “Forty Seven Group”); (b) a breach of any of Forty Seven’s representations, warranties, covenants or obligations under this Agreement; (c) the intentional misconduct or negligent acts of any Forty Seven Indemnitee; or (d) [***] pursuant to and in accordance with this Agreement.  The foregoing indemnity obligation shall not apply (i) to the extent that the Ono Indemnitees fail to comply with the indemnification procedures set forth in Section 13.3, solely to the extent Forty Seven’s defense of the relevant Claims is prejudiced by such failure, or (ii) to the extent that any Claim arises from, is based on, or results from any activities set forth in Section 13.2 for which Ono is obligated to indemnify any Forty Seven Indemnitees.

13.2Indemnification by Ono.  Ono shall defend, indemnify, and hold Forty Seven, its Affiliates and Forty Seven’s and its Affiliates’ officers, directors, employees, and agents (the “Forty Seven Indemnitees”) harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from (a) the Development, Manufacture or Commercialization of, or the Medical Affairs Activities conducted with respect to, any Product by Ono or its Affiliates, or its or their Sublicensees, contractors, or distributors (the “Ono Group”); (b) a breach of any of Ono’s representations, warranties, covenants or obligations under this Agreement; or (c) the intentional misconduct or negligent acts of any Ono Indemnitee.  The foregoing indemnity obligation shall not apply (i) to the extent that the Forty Seven Indemnitees fail to comply with the indemnification procedures set forth in Section 13.3, solely to the extent Ono’s defense of the relevant Claims is prejudiced by such failure, or (ii) to the extent that any Claim arises from, is based on, or results from any activities set forth in Section 13.1 for which Forty Seven is obligated to indemnify any Ono Indemnitees.

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13.3Indemnification Procedures.  The Party claiming indemnity under this ARTICLE XIII (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall tender the defense of such Claim to the Indemnifying Party.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense.  The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned, or delayed, unless the settlement involves only the payment of money, and no admission of wrong-doing or fault by the Indemnified Party.  The Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party.

13.4Non-Exclusive Remedy.  Neither Party shall be obligated to claim indemnification from the other Party under this Article XIII, and such injured Party retains all rights to defend itself against any such Claim and pursue in turn any claims against the other Party it may have in law or equity related to or arising from such Claim.

13.5Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 13.1 OR 13.2, OR DAMAGES AVAILABLE FOR A BREACH OF THE EXCLUSIVITY OBLIGATIONS UNDER SECTION 2.10 OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE XI OR ARISING FROM A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

13.6Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold by such Party.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE XIII.  Each Party shall provide the other Party with written evidence of such insurance upon request.  Each Party shall provide the other Party with written notice at least [***] prior to the cancellation, non‑renewal, or material change in such insurance or self‑insurance which materially adversely affects the rights of the other Party hereunder.

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ARTICLE XIV
TERM AND TERMINATION

14.1Term.

14.1.1This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this ARTICLE XIV, shall remain in effect until the expiration of all Royalty Terms in all countries in the Ono Territory (the “Term”).

14.1.2Following the expiration (but not earlier termination) of each Royalty Term with respect to a Product in country, Ono’s license under Section 2.1.1 shall become fully paid-up with respect to such Product in such country.

14.1.3 Following the expiration (but not earlier termination) of all Royalty Terms with respect to all Products in all countries in the Ono Territory, Forty Seven’s license under Section 2.4.1 shall become non-exclusive.

14.2 Termination for Convenience.  Ono shall have the right to terminate this Agreement in its entirety or in any country in the Ono Territory, on a country-by-country basis, for any or no reason upon ninety (90) days’ written notice to Forty Seven prior to the First Commercial Sale of the first Product hereunder, or upon one hundred and eighty (180) days’ written notice following the First Commercial Sale of the first Product hereunder, provided that, upon such termination:

14.2.1Where such termination is on a country-by-country basis, such country shall be excluded from the Ono Territory;

14.2.2Ono shall not, during the notice period for such termination, take any action that could reasonably be expected to have a material adverse impact on the further Development and Commercialization of the Product; provided, however, that Ono shall have the right to take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems;

14.2.3Ono shall be required to perform any outstanding obligations of Ono that existed or accrued prior to the effective date of such termination; and

14.2.4the JSC shall coordinate the wind-down of Ono’s efforts under this Agreement and the provisions of Section 14.5 shall apply.

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14.3Termination for Breach.  Forty Seven shall have the right to terminate this Agreement upon written notice to Ono if Ono, after receiving written notice from Forty Seven identifying such material breach by Ono, fails to cure such breach within [***] from the date of such notice (or within [***] notice in the event such breach is solely based upon Ono’s failure to pay any amounts due Forty Seven hereunder).  Ono shall have the right to terminate this Agreement upon written notice to Forty Seven if Forty Seven, after receiving written notice identifying a material breach by Forty Seven of its obligations under this Agreement, fails to cure such breach within [***] from the date of such notice (or within [***] notice in the event such breach is solely based upon Forty Seven’s failure to pay any amounts due Ono hereunder).  If (a) any material breach in question takes place with respect only to a certain country in the Ono Territory, other than Japan, and (b) such material breach does not jeopardize the non-breaching Party’s rights and benefits in other country(ies), the non-breaching Party’s right to terminate this Agreement shall be limited to such Product in such country.  For clarity, (i) Forty Seven shall have the right to terminate this Agreement in its entirety if there is any material breach by Ono that relates to Japan that is not cured within the time periods set forth above, and (ii) the non-breaching Party shall not be obligated to terminate this Agreement for any breach as permitted above and, irrespective of whether such Party terminates this Agreement, shall be entitled to seek all available remedies and damages for such breach in accordance with Section 15.3.

14.4Termination for Insolvency. Forty Seven shall have the right to terminate this Agreement upon written notice to Ono if Ono makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed, discharged, bonded or stayed within [***] after the filing thereof.  Ono shall have the right to terminate this Agreement upon written notice to Forty Seven if Forty Seven makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed, discharged, bonded or stayed within [***] after the filing thereof.

14.5Forty Seven Rights upon Termination of the Agreement. Upon the early termination of this Agreement under Section 14.2, Section 14.3, Section 14.4, or Section 16.3, the following shall apply (in addition to any other rights and obligations under Section 14.2 or otherwise under this Agreement with respect to such termination); provided that in the event of a termination under Section 14.2, the following shall apply only with respect to the country(ies) to which such termination applies:

14.5.1Licenses.

14.5.1.1Upon termination by Ono under Section 14.2 or by Forty Seven under Section 14.3, Section 14.4 or Section 16.3, Ono hereby grants to Forty Seven (effective as of the effective date of such termination) an exclusive (even as to Ono and its Affiliates), fully paid-up license, with the right to grant multiple tiers of sublicenses, under any Ono Technology to Develop, Manufacture, have Manufactured, use, Commercialize, import, export and otherwise exploit any and all Licensed Antibodies and Products, effective upon the date of such termination, (a) if this Agreement is only terminated in some but not all countries in the Ono Territory, in (i) any such terminated country(ies) in the Ono Territory and (ii) the Forty Seven Territory, and (b) if this Agreement is terminated in its entirety, worldwide.

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14.5.1.2Upon termination by Ono under Section 14.3, Section 14.4 or Section 16.3, Ono hereby grants to Forty Seven (effective as of the effective date of such termination) an exclusive (even as to Ono and its Affiliates), royalty-bearing license, with the right to grant multiple tiers of sublicenses, under any Ono Technology to Develop, Manufacture, have Manufactured, use, Commercialize, import, export and otherwise exploit any and all Licensed Antibodies and Products (a) if the Agreement is only terminated in some but not all countries in the Ono Territory, (i) in any such terminated country(ies) in the Ono Territory and (ii) the Forty Seven Territory, and (b) if the Agreement is terminated as set forth above in its entirety, worldwide.  Such royalty shall be established in accordance with Section 14.5.6.

14.5.2Regulatory Materials; Data.  To the extent permitted by Applicable Laws, Ono shall transfer and assign to Forty Seven all Regulatory Filings and Regulatory Approvals for the Products in any terminated country(ies) in the Ono Territory, and all Data from all preclinical, non-clinical, and clinical studies of Products conducted by or on behalf of Ono, its Affiliates, or Sublicensees, and all pharmacovigilance data (including all Adverse Event Data), free and clear of any liens or encumbrances; provided that, to the extent the foregoing assignment is not permitted by Applicable Laws, Ono hereby grants to Forty Seven, effective as of the effective date of such termination, an exclusive (even as to Ono and its Affiliates) license, with the right to grant multiple tiers of sublicenses, under such Regulatory Filings, Regulatory Approvals and Data to research, Develop, Manufacture, have Manufactured, use, Commercialize, import, export and otherwise exploit any and all Licensed Antibodies and Products worldwide.  If this Agreement is terminated by Ono pursuant to Sections 14.3 or 14.4, such transfer, assignment or license shall be royalty-bearing in accordance with Section 14.5.6.  If this Agreement is terminated other than by Ono pursuant to Sections 14.3 or 14.4, the consideration for such transfer, assignment or license mentioned above shall be zero (0).

14.5.3Trademarks.  Except if this Agreement is terminated by Ono pursuant to Sections 14.3 or 14.4, upon Forty Seven’s written request, Ono shall assign to Forty Seven its rights to the Product Trademark in the Ono Territory (if any), at Ono’s sole cost and expense.

14.5.4Transition Assistance.  Up to [***] from the effective date of such termination, Ono shall provide such assistance as may be reasonably necessary to transfer or transition over a reasonable period of time to Forty Seven all Ono Know-How and Joint Know-How, or then-existing commercial contractual arrangements (if permitted by the terms of such contracts) that are necessary or useful for Forty Seven to commence or continue Developing, conduct Manufacturing of, or Commercializing Products in the terminated country, to the extent Ono is then performing or having performed such activities, (a) if this Agreement is terminated by Ono under Section 14.3, at Forty Seven’s cost, or (b) if this Agreement is terminated by Ono under Section 14.2 or by Forty Seven under Section 14.3, at Ono’s cost. Ono shall use Commercially Reasonable Efforts, upon request of Forty Seven, to transfer any agreements or arrangements with Third Party suppliers or vendors to supply or sell Products in the terminated country.  To the extent that any contract between Ono and a Third Party for the supply of a Product for the Ono Territory is not assignable to Forty Seven, then Ono shall reasonably cooperate with Forty Seven, at Forty Seven’s cost, to arrange to continue to obtain such supply from such entity.

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14.5.5Remaining Inventories.  Forty Seven shall have the right to purchase from Ono all of the inventory of Products held by Ono as of the effective date of such termination at a price equal to [***] for such Product (which, for Product purchased by Ono from Forty Seven shall be [***]).  Forty Seven shall notify Ono whether Forty Seven elects to exercise such right within [***] after receiving notice from Ono reporting such inventory as of the date of such termination.  If Forty Seven does not exercise such right, Ono shall have the right to sell in the Ono Territory any such remaining inventory in accordance with Applicable Laws over a period of no greater than [***] after the effective date of such termination.

14.5.6[***]

14.6Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive any expiration or termination of this Agreement: ARTICLES I, XIII, XV and XVI (excluding Section 16.14), and Sections 2.2.1(b), 2.5, 2.8.1, 2.11, 2.12, 9.3 and 9.4 (solely with respect to sales occurring prior to the effective date of expiration or termination), 9.5 (solely with respect to Global Common Costs, Manufacturing Costs and other reimbursements occurring, or that are committed to and non-cancellable, prior to the effective date of expiration or termination), 9.6, 9.7, 9.8, 9.9, 10.2, 10.4, 10.5, 11.1, 11.2, 11.4, 12.4, 14.5 and 14.6.   In addition, the following Sections shall survive expiration (but not earlier termination) of this Agreement: Sections 2.3, 14.1.2 and 14.1.3.

ARTICLE XV
DISPUTE RESOLUTION

15.1Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder.  It is the Parties’ objective to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this ARTICLE XV to resolve any controversy or claim arising out of, relating to, or in connection with any provision of this Agreement if and when a dispute arises under this Agreement.

15.2Arising Between the Parties.  Except as otherwise provided in Section 3.3, with respect to all disputes arising between the Parties, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, or any question regarding its existence, validity or termination, if the Parties are unable to resolve such dispute within [***] after such dispute is first identified by either Party in writing to the other Party, the Parties shall refer such dispute to the Executive Officers for attempted resolution by good faith negotiations within [***] after such notice is received.

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15.3Binding Arbitration.  If the Executive Officers are not able to resolve a dispute referred to them under Section 15.2 (other than a dispute of the JSC pursuant to Section 3.3.1, which shall be subject to Section 3.3.2) within such [***] period, and subject to Section 15.4, such dispute shall be finally resolved through binding arbitration, which arbitration may be initiated by either Party at any time after the conclusion of such period, on the following basis:

15.3.1The seat, or legal place, of arbitration shall be [***].  The language of the arbitration shall be English.

15.3.2The arbitration shall be made in accordance with the current Rules of Arbitration of International Chamber of Commerce (ICC) by three (3) arbitrators appointed in accordance with the said Rules. Each Party shall nominate one (1) arbitrator, and the two (2) arbitrators so nominated shall nominate a third (3rd) arbitrator, who shall act as the chairperson.

15.3.3Judgment upon the award rendered by such arbitrator shall be binding on the Parties and may be entered by any court or forum having jurisdiction.

15.3.4Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Further, either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of such Party pending the arbitration award.

15.3.5The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  [***].

15.3.6The tribunal may include in its award an allocation to any Party of costs and expenses relating to the arbitration, excluding lawyers’ fee, as the tribunal deems reasonable.  Each Party shall bear its own cost and expenses for its own lawyers.

15.3.7If the tribunal orders production of documents, the tribunal shall take guidance from the IBA Rules on the Taking of Evidence in International Arbitration as current on the date of the commencement of the arbitration.  The existence and content of the arbitral proceedings, any information exchanged between Parties during the arbitral proceedings and any rulings or award shall be kept confidential by the Parties and members of the tribunal except (a) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce an award in bona fide legal proceedings before a court or other judicial authority, (b) with the written consent of the Parties, (c) where necessary for the preparation or presentation of a claim or defense in such arbitration, (d) where such information is already in the public domain other than as a result of a breach of this clause, or (e) by order of the tribunal upon application of a Party.

15.3.8In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable statute of limitations.

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15.4Patent and Trademark Dispute Resolution. Any dispute, controversy, or claim relating to the scope, validity, enforceability, or infringement of any patent rights covering the manufacture, use, or sale of any Product or of any trademark rights relating to any Licensed Antibody or Product shall be submitted to a court of competent jurisdiction in the country or jurisdiction in which such patent or trademark rights were granted or arose.

ARTICLE XVI
OTHER PROVISIONS

16.1Governing Law.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, United States, without reference to its conflicts of law principles. The Parties hereby agree to exclude the application of the United Nations Convention on Contracts for the International Sale of Goods.

16.2Performance Through Affiliates.  Each Party may discharge any obligation and exercise any right hereunder through any of its Affiliates (without an assignment of this Agreement), subject to Section 2.2.  Each Party shall remain directly liable the other Party with respect to the performance of any of its Affiliates.

16.3Force Majeure.  Both Parties will be excused from the performance of their obligations under this Agreement, other than the obligation to make monetary payments, and neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice thereof to the other Party.  The Parties shall attempt to seek a mutually acceptable solution within the spirit and intent of this Agreement.  If (i) such inability to perform continues for a period more than [***], (ii) the Parties fail to find a mutually acceptable solution as above mentioned and (iii) nonperforming Party fails to uses Commercially Reasonable Efforts to remedy its inability to perform and to mitigate the effects of the circumstance of force majeure, then the other Party may terminate this Agreement upon [***] prior written notice to the nonperforming Party.  For purposes of this Agreement, a force majeure event will include conditions beyond the reasonable control and without the fault of a Party, such as an act of God, voluntary or involuntary compliance with any regulation, law, or order of any government, war, an act of terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm, or like catastrophe; provided, however, the payment of amounts due and owing hereunder may not be delayed by the payor because of a force majeure affecting the payor.

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16.4Assignment.

16.4.1Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the prior written consent of the other Party; provided, however, that either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in its entirety to (a) any of its Affiliates, or (b) any purchaser of all, or substantially all, of its assets to which this Agreement relates, or (c) any successor corporation resulting from any merger, consolidation, share exchange, or other similar transaction, provided that any such successor corporation shall assume all obligations of its assignor under this Agreement and provided further that either Party may assign or sell its rights to receive any amounts due hereunder (and the other Party shall cooperate reasonably with such Party in connection therewith).  This Agreement will inure to the benefit of Ono and Forty Seven and their respective successors and permitted assigns.  Any assignment of this Agreement that is not made in accordance with this Section 16.4 shall be null and void and of no legal force or effect.

16.4.2Notwithstanding anything herein to the contrary, in the event of (a) a transaction by a Party described in Section 16.4.1(b) or (c), or (b) the acquisition by a Party or any of its Affiliates of all or substantially all of the business of a Third Party (such Third Party, an “Acquiree”), whether by merger, consolidation, divestiture, restructure, sale of stock, sale of assets or otherwise, the intellectual property of the acquiring entity or the Acquiree, as applicable, and their respective Affiliates, as such intellectual property exists immediately prior to the consummation of such transaction or is developed or acquired thereafter without use of the other Party’s Confidential Information, Know-How or Patents, shall not be included in the intellectual property licensed hereunder or otherwise subject to this Agreement.

16.5Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.  The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal, and enforceable provision(s) that implement the purposes of this Agreement.

16.6Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, or by (a) air mail (postage prepaid) requiring return receipt, (b) overnight courier, or (c) facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other Party in accordance with this Section 16.6.  Notice shall be deemed sufficiently given for all purposes upon the (i) date of actual receipt; or (ii) if sent by facsimile, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next business day.

If to Forty Seven, notices must be addressed to:

Forty Seven, Inc.
1490 O’Brien Drive, Suite A
Menlo Park, CA 94025, United States
Attention: [***]
Fax: [***]

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If to Ono, notices must be addressed to:

Ono Pharmaceutical Co., Ltd.
8-2, Kyutaromachi 1-chome, Chuo-ku
Osaka 541-8564, Japan
Attention: [***]
Fax: [***]

16.7Time of the Essence.  Each Party depends upon the other Party’s timely performance of its obligations hereunder and, therefore, time is of the essence with regard to the other Party’s performance hereunder.

16.8Entire Agreement; Amendments.  This Agreement, including the schedules, contains the entire understanding of the Parties with respect to the subject matter herein.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein, including the Confidentiality Agreements.  Except as expressly set forth herein, this Agreement may be amended or modified only by a written instrument duly executed by both Parties.

16.9Relationship of the Parties.  It is expressly agreed that Forty Seven and Ono are independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture, or agency.  Neither Forty Seven nor Ono will have the authority to make any statements, representations, or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior written consent of the other Party.  Nothing contained in this Agreement shall be deemed to make any member of the JSC or any subcommittee (or any other committees or working groups) a partner, agent, or legal representative of the other Party, or to create any fiduciary relationship for any purpose whatsoever.  Except as may be explicitly provided this Agreement, no member of the JSC or any subcommittee (or any other committee or working group) will have any authority to act for, or to assume any obligation or responsibility on behalf of, any other member of the JSC or any subcommittee (or any other committee or working group) of the other Party.

16.10Waiver.  The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.   Any waiver by a Party of a particular term or condition will be effective only if set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.

16.11Third Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, nothing herein expressed or implied is intended or will be construed to confer upon or to give to any Third Party any rights or remedies by reason of this Agreement.  Except as otherwise expressly provided in this Agreement, there are no intended Third Party beneficiaries under or by reason of this Agreement.

16.12Further Assurances. Upon the other Party’s request, each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be reasonably agreed by the Parties as necessary or appropriate to carry out the purposes and intent of this Agreement.

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16.13Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

16.14Anti-Bribery and Anti-Corruption. The Parties shall acknowledge and agree that there are anti-bribery and anti-corruption laws, including US Foreign Corrupt Practices Act, the UK Bribery Act 2010, Japan Unfair Competition Prevention Act and China Anti Commercial Bribery Laws, that prohibit the payment, offering, and/or receiving, as the case may be, of anything of value to or from, a government employee, official, or private individual, for the purpose of (i) inducing or influencing any governmental act, or decision affecting one Party, (ii) helping one  Party obtain or retain any business, or (iii) giving otherwise improperly benefit of one Party’s business activities, and such laws prohibit a Party from being involved with clients, contractors, agents, consultants, advisors or other third parties involved in such activity.  Each Party shall agree to refrain from any activity that would constitute a violation of such laws in connection with this Agreement.  Each Party shall further ensure that its and/or its Affiliates’ directors, officers, employees, agents, and Sublicensee shall follow and observe all relevant obligations and responsibilities in compliance with anti-bribery and anti-corruption laws in its performance under this Agreement.  Each Party shall indemnify the other Party and its directors, officers, employees, agents, and Sublicensee against any and all liabilities, losses and expenses, including any civil or criminal fines imposed by any relevant government or regulatory authority and any legal fees, costs and expenses, which the other Party and its directors, officers, employees and agents may incur as a result of its breach of this Section 16.14.  Breach of anti-bribery and anti-corruption laws by one Party, its Affiliates, its and their directors, officers, employees, agents, and Sublicensee shall entitle the other Party to terminate this Agreement upon ten (10) days’ prior written notice to such other Party.

16.15Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The word “including” and similar words means including without limitation.  The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days in this Agreement mean calendar days, unless otherwise specified.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language.

{Signature Page Follows}

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IN WITNESS WHEREOF, the Parties have executed this Exclusive License and Collaboration Agreement to be effective as of the Effective Date.

FORTY SEVEN, INC.		ONO PHARMACEUTICAL CO., LTD.
By:		By:
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

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EXHIBIT A

[***]

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EXHIBIT B

Forty Seven Patents

[***]

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EXHIBIT C

Hu5F9-G4

[***]

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EXHIBIT D

Upstream Agreements

1.	[***]